Exhibit 10.21










                         MULTICURRENCY
                 RECEIVABLES TRANSFER AGREEMENT

                  DATED AS OF JANUARY 29, 1996

                            BETWEEN

                 STORAGE TECHNOLOGY CORPORATION

           AS TRANSFEROR AND INITIAL SERVICING AGENT

                              AND

     BANK OF AMERICA NATIONAL TRUST AND SAVINGS ASSOCIATION

                         AS TRANSFEREE


                       TABLE OF CONTENTS

                                                             Page

                           ARTICLE I
                     TRANSFERS AND PAYMENTS

1.01  Agreement to Transfer and Acquire                         2
1.02  Procedures for Designation and Transfer                   2
1.03  Purchase Price Calculation                               10
1.04  Payment; Discount; Assignment Certificate                12
1.05  Facility Limit                                           13
1.06  Voluntary Termination of Facility; Reduction of
      Facility Limit or Base Foreign Currency Amount           13
1.07  Termination Date; Extension of Termination Date          14
1.08  Early Termination or Reduction Payments                  14
1.09  Reductions of Base Foreign Currency Amount below
      Letter of Credit Amount.                                 17
1.10  No Assumption                                            17

                           ARTICLE II
                    COLLECTIONS; SETTLEMENT

2.01  Deemed Collections; Substitution of Receivables          17
2.02  Treatment of Collections and Deemed Collections;
      Reconveyance                                             18
2.03  Settlement Procedures                                    19
2.04  Settlement of Forward Contracts                          20
2.05  Netting of Payments on Certain Settlement Dates          20
2.06  Drawings on Letter of Credit                             21
2.07  Payments and Computations, Etc                           22

                          ARTICLE III
                   FEES AND YIELD PROTECTION

3.01  Fees                                                     22
3.02  Yield Protection                                         22
3.03  Inability to Determine Eurodollar Rate; Failure to
      Specify Settlement Date                                  23
3.04  Funding Losses                                           24
3.05  Taxes, Etc                                               25
3.06  Set-off                                                  26

                           ARTICLE IV
           CONDITIONS TO EFFECTIVENESS AND TRANSFERS

4.01  Conditions Precedent to Effectiveness                    26
4.02  Conditions Precedent to each Supplement                  27
4.03  Conditions Precedent to All Transfers                    27

                          ARTICLE V
                 REPRESENTATIONS AND WARRANTIES

5.01  Representations and Warranties of Transferor             28

                          ARTICLE VI
                GENERAL COVENANTS OF TRANSFEROR

6.01  Affirmative Covenants of Transferor                      31
6.02  Negative Covenants of Transferor                         35
6.03  Grant of Security Interest                               35

                          ARTICLE VII
                 ADMINISTRATION AND COLLECTION

7.01  Designation of the Servicing Agent                       36
7.02  Duties of the Servicing Agent                            36
7.03  Rights of Transferee                                     37
7.04  Responsibilities of Transferor                           39

                          ARTICLE VIII
                       TERMINATION EVENTS

8.01  Termination Events                                       40
8.02  Remedies                                                 43
8.03  Drawing on Letter of Credit                              44

                          ARTICLE IX
                  INDEMNIFICATION; EXCULPATION

9.01  Indemnities by Transferor                                45
9.02  Exculpation                                              46

                           ARTICLE X
                           GUARANTEE
10.01  Guarantee                                               46
10.02  Waivers                                                 47
10.03  No Impairment                                           47
10.04  Waiver of Resort                                        47
10.05  Reinstatement                                           48
10.06  Subrogation, Waivers, Etc                               48

                           ARTICLE XI
                         MISCELLANEOUS

11.01  Amendments, Waivers, Etc                                49
11.02  Notices, Etc                                            50
11.03  Binding Effect; Assignability; Survival of Provisions   50
11.04  Governing Law                                           50
11.05  Costs, Expenses and Taxes                               51
11.06  Execution in Counterparts                               51
11.07  Confidentiality                                         52
11.08  Release                                                 54
11.09  Severability of Provisions                              54
11.10  Conflict in Agreement Documents.                        54
11.11  Legal Representation of Parties.                        54
11.12  Recording.                                              54
11.13  Judgments                                               55
11.14  Submission to Jurisdiction                              55
11.15  Integration                                             55
11.16  Waiver of Jury Trial                                    55

                 LIST OF SCHEDULES AND EXHIBITS


SCHEDULE I             Definitions

SCHEDULE II            Determination Dates

EXHIBIT 1.02(b)        Form of Supplement

EXHIBIT 1.02(f)        Form of Deficiency Certificate

EXHIBIT 1.04(d)        Form of Assignment Certificate

EXHIBIT 1.07(c)        Form of Amendment

EXHIBIT 2.02(b)-1      Form of Request for Reconveyance

EXHIBIT 2.02(b)-2      Form of Reconveyance by Transferee

EXHIBIT 4.01(d)        Form of Opinion of Counsel for Transferor

EXHIBIT 4.03(b)        Form of Letter of Credit

EXHIBIT 4.03(c)        List of UCC Filing Jurisdictions

EXHIBIT 4.03(e)        Form of Officer's Certificate

EXHIBIT 5.01(d)        Schedule of Litigation

EXHIBIT 5.01(h)        List of Names Used by Transferor
     THIS MULTICURRENCY RECEIVABLES TRANSFER AGREEMENT (this "Agreement"), dated as of January 29, 1996 is between STORAGE TECHNOLOGY CORPORATION, a Delaware corporation, as Transferor ("Transferor") and initial Servicing Agent, and BANK OF AMERICA NATIONAL TRUST AND SAVINGS ASSOCIATION, a national banking association ("Transferee").

                           RECITALS

     A. Transferor now owns, or from time to time hereafter will own, certain Receivables generated in the ordinary course of its business which Transferor wishes to transfer to Transferee.

     B. Transferee has agreed to acquire such Receivables and certain Related Assets from Transferor on the terms and conditions set forth in this Agreement.

     NOW, THEREFORE, in consideration of the premises and the mutual agreements herein contained, the parties hereto agree as follows:

                DEFINITIONS AND RELATED MATTERS

     In this Agreement, unless otherwise specified:

          (a) capitalized terms, "currency", and "foreign currency" are used as defined in Schedule I;

          (b) accounting terms shall be interpreted, and accounting determinations and computations made, in accordance with GAAP;

          (c) terms defined in Article 9 of the California UCC and not otherwise defined herein are used as defined in such Article 9;

          (d) references to any Article, Section, Exhibit or Schedule refer to such Article or Section of, or Exhibit or Schedule to, this Agreement, and references in any Article, Section or definition to any subsection or clause refer to such subsection or clause of such Article, Section or definition;

          (e) "herein", "hereof", "hereto", "hereunder" and similar terms refer to this Agreement as a whole and not to any particular Section, paragraph or provision of this Agreement;

          (f) "including" means including without limitation, and other forms of the verb "to include" have correlative meanings;

          (g) for purposes of calculating interest, any fee, discount or any other amount accrued over a period of time, the first day of such period shall be included and the last day excluded;

          (h) a reference to any Person includes such Person's successors and assigns, unless such successors and assigns are not permitted by this Agreement and reference to a Person in a particular capacity excludes such Person in any other capacity or individually;

          (i) a reference to any law, rule or regulation refers to such law, rule or regulation as amended from time to time and includes any successor law, rule or regulation; and

          (j) captions are solely for convenience of reference and shall not affect the meaning of this Agreement.


                           ARTICLE I
                     TRANSFERS AND PAYMENTS

     SECTION 1.01 Agreement to Transfer and Acquire. On the terms and conditions hereinafter set forth, from time to time on each Transfer Date occurring on or prior to the Termination Date, Transferor agrees to assign, transfer and convey to Transferee, and Transferee agrees to acquire from Transferor: (a) all of Transferor's right, title and interest in, to and under an aggregate amount of Eligible Receivables having a Dollar Equivalent Balance equal to the Required Dollar Receivables Amount for such Transfer Date; (b) all Collections with respect to such Receivables; and (c) all proceeds of any of the foregoing. The items listed above in clauses (b) and (c) are herein collectively called the "Related Assets." The Receivables and the Related Assets transferred or to be transferred on a Transfer Date are herein collectively called the "Transferred Assets". Title to the Transferred Assets which are transferred on any Transfer Date will pass to Transferee on such Transfer Date.

     SECTION 1.02   Procedures for Designation and Transfer.

     (a)  Certain Definitions.  As used herein:

          (i)  "Determination Date" means each date set forth in
     Schedule II hereto, as in effect from time to time, or, if any such date is not a Business Day, the immediately preceding Business Day.

          (ii) "Transfer Date" means each date designated in any Supplement as a Transfer Date. No Transfer Date shall fall less than four Eurodollar Business Days after the immediately preceding Determination Date. Not more than twelve Transfer Dates may fall in any twelve-month period.

          (iii) "LIBOR Fixing Date" means, with respect to any Transfer Date, the third Eurodollar Business Day preceding such Transfer Date.

          (iv) "Settlement Date" means with respect to any Transfer Date, the Business Day specified by Transferor as the Settlement Date for such Transfer Date in the notice delivered by Transferor pursuant to
     Section 1.02(d), or, if no such notice is given, in the applicable Assignment Certificate, provided, that no Settlement Date may fall later than the earlier of (A) 50 days after the applicable Transfer Date and (B) the next succeeding Transfer Date. Each Settlement Date shall be a Eurodollar Business Day.

     (b)  Supplements.

          (i) Each agreement by the parties to make one or more Transfers hereunder shall be made pursuant to a supplement to this Agreement (a "Supplement") entered into by the parties hereto from time to time prior to the third Business Day before the last Determination Date which falls prior to the then Scheduled Termination Date, in substantially the form of Exhibit 1.02(b), specifying therein:

               (A) each Transfer Date to occur pursuant to such Supplement,

                    (B) the aggregate amount, expressed in the applicable foreign currencies, which will be used to calculate the Required Dollar Receivables Amount pursuant to Section 1.02(c) in order to determine the aggregate amount of Receivables that Transferee is to acquire on such Transfer Date (each such amount of a particular foreign currency for a particular Transfer Date being herein called a "Base Foreign Currency Amount"),

                    (C) the total Purchase Price in Dollars that Transferee is to pay Transferor on such Transfer Date for the Transferred Assets to be acquired on such Transfer Date, and

                    (D) the Dollar portion of such total Purchase Price which is allocable to each Base Foreign Currency Amount for such Transfer Date (each an "Allocated Purchase Price").

          (ii) If the Transferor wishes to enter into a Supplement, Transferor will deliver to Transferee by facsimile at the address specified in Section 11.02 a proposed Supplement, showing in the spaces provided the Transfer Dates and the applicable Base Foreign Currency Amounts requested by Transferor. Following Transferee's receipt of such proposed Supplement, Transferee will consult with Transferor and will notify Transferor of the Allocated Purchase Price which Transferee is prepared to pay on each applicable Transfer Date in respect of each Base Foreign Currency Amount shown on such Supplement, and the total Purchase Price in Dollars which Transferee is prepared to pay on each such Transfer Date. Such Allocated Purchase Prices will be determined by Transferee in good faith based on market conditions. If Transferee and Transferor agree to each such Allocated Purchase Price and total Purchase Price, they will enter into a Supplement reflecting such agreement. Neither Transferor nor Transferee will have any obligation to agree to any proposed Allocated Purchase Price or total Purchase Price.
     Transferee will have no obligation to notify Transferor of any Allocated Purchase Price for any Base Foreign Currency Amount proposed by Transferor if Transferee informs Transferor that such Base Foreign Currency Amount is not freely available and commercially transferable in the relevant amount at such time or for any other relevant period.

          (iii) Notwithstanding anything contained herein to the contrary,

                    (A) Transferor shall not be obligated to enter into any Supplement at any time prior to any agreement by Transferor and Transferee of the terms and provisions thereof; and

                    (B) Transferee shall not be obligated to enter into any Supplement:

                              (1)  if Transferee and Transferor have not
               agreed to any Allocated Purchase Price or total Purchase Price applicable to such Supplement;

                              (2)  if the total Purchase Price for any
               Transfer Date would exceed the Facility Limit, or if the latest Transfer Date under such Supplement would fall after the Scheduled Termination Date;

                              (3)  at any time when any Carryforward
               Amount is outstanding; or

                              (4)  if any of the conditions precedent to
               such Supplement specified in Section 4.02 have not been met.

     (c) Determination Date - Calculation of Required Dollar Receivables Amount. On each Determination Date, the Transferee will after consultation with Transferor determine the Required Dollar Receivables Amount applicable to the Transfer Date which immediately follows such Determination Date. The "Required Dollar Receivables Amount" applicable to any Transfer Date shall in all cases be denominated in Dollars and equal the sum of the separate Dollar amounts which would result from the conversion of each Base Foreign Currency Amount shown on the applicable Supplement for such Transfer Date into Dollars at a rate of exchange for each applicable currency, for value on such Transfer Date, which is determined by Transferee in good faith on the Determination Date based on market conditions (each a "Determination Date Exchange Rate"). While Transferee will consult with Transferor in determining such rates of exchange and the Required Dollar Receivables Amount, any determination by Transferee of any Determination Date Exchange Rate or any Required Dollar Receivables Amount shall be conclusive and binding on the parties for all purposes.

     (d)  LIBOR Fixing Date - Specification of Settlement Date and
Discount.

          (i)  On each LIBOR Fixing Date, no later than 10:00 a.m.,
     San Francisco time, Transferor will notify Transferee in writing of
     (A) the Settlement Date which will be applicable to the Transfer Date which immediately follows such LIBOR Fixing Date and (B) whether the Transferred Receivables Amount on such Transfer Date will be equal to the Required Dollar Receivables Amount, or whether it will furnish a Deficiency Certificate to Transferee. If the Transferor notifies the Transferee of the applicable Settlement Date and that such Transferred Receivables Amount will be equal to the Required Dollar Receivables Amount, the Transferee will calculate the Discount which will be applicable to the Purchase Price which is payable by Transferee on such Transfer Date pursuant to Section 1.04, and will notify Transferor of such Discount. Such Discount will be calculated in Dollars, regardless of the currencies of the Receivables which are sold to Transferee on such Transfer Date. If Transferor indicates that it will furnish a Deficiency Certificate, Transferor will notify Transferee in reasonable detail what ineligible Receivables may be available for Transfer on the Transfer Date.

          (ii) In the absence of any such notification pursuant to clause
     (i), (A) the Settlement Date for such Transfer Date will be the date specified in the Assignment Certificate which is delivered on the applicable Transfer Date, and (B) the Purchase Price or Reduced Purchase Price shall not be discounted, but instead the Transferor will pay the Transferee yield based on the Reference Rate, as provided in Section 3.03.

     (e) Specification of Currencies and Amounts of Receivables to be Transferred; Forward Contracts.

          (i) On any Transfer Date, Transferor may transfer Receivables to Transferee which are denominated either in Dollars or in other currencies listed in Annex 1 to Exhibit 1.02(b) (as in effect from time to time), provided that the aggregate amounts of the Receivables so transferred shall be equal to the amounts required by this Agreement.

          (ii) No later than 3:00 p.m. San Francisco time on the Business Day immediately preceding any Transfer Date, Transferor will give written notice to Transferee specifying (A) the aggregate amount of Dollar denominated Receivables which will be transferred on such Transfer Date as well as (B) the currencies and amounts of foreign currency denominated Receivables to be transferred on such Transfer Date. Each such currency must be either Dollars or a currency listed in Annex 1 to Exhibit 1.02(b), but such currencies are not required to be the same currencies as the applicable Base Foreign Currency Amounts, provided, that no Receivables to be transferred may be denominated in any currency which the Transferee in its discretion has determined may not be freely available and commercially transferable in the relevant amount and for the relevant times and periods. If Transferor does not timely give such notice, Transferor will be deemed on such date to have requested that all Base Foreign Currency Amounts applicable to such Transfer Date be reduced to zero, and the parties will be obligated to make Early Termination Payments in respect of such reduction, calculated as provided in Section 1.08. In addition, Transferor will be obligated to make any payments required by Section 3.04 in respect of such reductions.

          (iii) If Transferee has received timely notice from Transferor that all or some of the Receivables to be transferred on any Transfer Date will be denominated in currencies other than Dollars, then, on the Business Date immediately preceding such Transfer Date:

                    (A) Transferor will allocate the Required Dollar Receivables Amount applicable to such Transfer Date between (1) the Receivables, if any, which will be transferred on such Transfer Date and which are denominated in Dollars, and (2) the foreign currency Receivables which will be so transferred. The portion of the Required Dollar Receivables Amount which is allocable to such Dollar-denominated Receivables shall be equal to the aggregate Unpaid Balance of such Dollar-denominated Receivables. The remainder of the Required Dollar Receivables Amount, which shall be denominated in Dollars (the "Required Foreign Currency Allocation"), shall be allocated to the Transferred Receivables denominated in foreign currencies, taken as a whole.

                    (B) Transferor and Transferee will enter into forward contracts with respect to each foreign currency in which any of such Transferred Receivables are denominated, at rates determined by Transferee in good faith based on market conditions for value on the applicable Settlement Date, pursuant to which, on such Settlement Date, (1) Transferor will deliver to Transferee an aggregate amount of Dollars equal to the Required Foreign Currency Allocation and (2) Transferee will deliver to Transferor (subject to payment of such amounts by the Obligors and/or Transferor as guarantor under Article X) amounts in the foreign currencies in which the Transferred Receivables are denominated.

                    (C) Following the entry by Transferor and Transferee into the forward contracts described in clause (B), the aggregate amount of the foreign-currency denominated Receivables which the Transferor will be required to transfer to Transferee on such Transfer Date will be adjusted (whether increased or decreased) to be equal to the amounts of such foreign currencies which Transferee is to deliver to Transferor on the applicable Settlement Dates pursuant to such forward contracts. The amount of the Dollar-denominated Receivables to be transferred on such Transfer Date (if any), the aggregate Purchase Price (or Reduced Purchase Price, calculated according to Section 1.03(b), as applicable) to be paid by Transferee to Transferor, and the Discount applicable to such Purchase Price or Reduced Purchase Price shall all remain unchanged.

                    (D) If Transferor and Transferee fail for any reason to enter into the forward contracts specified in clause (B) on the Business Day immediately preceding any Transfer Date, they will be deemed for all purposes hereof (without further action) to have entered into forward contracts on such Business Day pursuant to which, on the applicable Settlement Date:

                              (1)  Transferee delivers to Transferor an
               amount in each foreign currency in which Transferred Receivables are denominated equal to the aggregate amount of the Transferred Receivables denominated in such currency which were transferred on the applicable Transfer Date, subject to payment of such amounts to Transferee on the applicable Settlement Date by the Obligors and/or Transferor as guarantor under Article X; and

                              (2)  Transferor will pay to Transferee an
               aggregate amount in Dollars equal to the Required Foreign Currency Allocation.

                    In the event that the parties are deemed to (but do not actually) enter into forward contracts on any Transfer Date pursuant to this clause (D), no adjustment will be made to the amount of foreign currency denominated Receivables which are required to be transferred on such Transfer Date.

                    (E) The exchange rates at which forward contracts are entered into pursuant to clause (B), or are deemed to be entered into pursuant to clause (D) are called the "Transfer Exchange Rates".

                    (F) All forward contracts which are entered into pursuant to clause (B) or deemed to be entered into pursuant to clause (D) shall be settled as provided in Section 2.04. All such settlements shall be subject to the terms of Section 1.02(h), so that on each Settlement Date Transferor will be obligated to pay to Transferee in Dollars the Transferred Receivables Amount applicable to such Settlement Date. Following such payment, Transferor and Transferee shall have no further obligations under such forward contracts which have value dates falling on such Settlement Date.

     (f)  Delivery of Deficiency Certificate.

          (i) The execution and delivery of any Supplement shall obligate Transferor to transfer to Transferee, on each Transfer Date specified therein, Eligible Receivables having an aggregate Dollar Equivalent Balance equal to the Required Dollar Receivables Amount applicable to such Transfer Date. However, if, prior to 10:00 a.m. San Francisco time on any Transfer Date, Transferor furnishes Transferee with a certificate of Transferor's chief financial officer, treasurer, or assistant treasurer in the form of Exhibit 1.02(f) (a "Deficiency Certificate"), stating that the aggregate Dollar Equivalent Balance of all Eligible Receivables which will be owned by Transferor on such Transfer Date (after Transferor has used its best efforts to cause its Subsidiaries to sell their respective Receivables to Transferor) will be less than the Required Dollar Receivables Amount for such Transfer Date, then Transferor will only be required to transfer Eligible Receivables on such Transfer Date to the extent of the Eligible Receivables owned by Transferor on such Transfer Date, provided that Transferee may in its sole discretion require Transferor to transfer ineligible Receivables on any Transfer Date, if owned by Transferor or any of its Subsidiaries, up to the amount of the applicable deficiency. Transferor will cooperate in good faith with Transferee in order to identify ineligible Receivables for possible transfer to Transferee pursuant to the foregoing proviso.

          (ii) If Transferor does not deliver a Deficiency Certificate to Transferee prior to 10:00 a.m. San Francisco time on any Transfer Date, Transferor will be deemed to have warranted and covenanted that on such Transfer Date Transferor will transfer Eligible Receivables to Transferee which have an aggregate Dollar Equivalent Balance equal to the Required Dollar Receivables Amount.

          (iii) The parties agree that the fact that Eligible Receivables or ineligible Receivables are or may be owned by a Subsidiary of Transferor and/or are or may be subject to an Adverse Claim shall not relieve Transferor from its obligation to transfer such Eligible Receivables or ineligible Receivables hereunder on any Transfer Date. Transferor expressly agrees that it (A) will use its best efforts to cause its Subsidiaries to sell Receivables to it, and
     (B) will cause any Adverse Claim on Eligible Receivables or ineligible Receivables to be released, in each case to the extent necessary to enable the Transferor to transfer Eligible Receivables (or to the extent permitted by Transferee, ineligible Receivables) on each Transfer Date in an aggregate Dollar Equivalent Balance equal to the Required Dollar Receivables Amount applicable thereto.
     Transferor may not issue any Deficiency Certificate if it is unable to transfer Receivables hereunder because of any Adverse Claims or because such Receivables are owned by any Subsidiary of Transferor (unless, in the case of Receivables owned by any such Subsidiary, Transferor has used its best efforts to cause such Subsidiary to transfer such Receivables to Transferor but has nevertheless been unable to do so) and no such inability may give rise to any Carryforward Amount.

          (iv) Nothing herein shall restrict Transferor from reducing any Base Foreign Currency Amount applicable to any Transfer Date in accordance with Section 1.06(b), whether or not Transferor has available Eligible Receivables or ineligible Receivables to be transferred hereunder, provided that Transferor shall make all payments required by Section 1.08 in connection with such reduction.

          (v) Unless otherwise permitted by Transferee in its sole discretion, no Deficiency Certificate may be delivered, and no Carryforward Amount may be created or continue to exist, following any Change in Control or Early Termination. On each Transfer Date following any Change of Control, Transferor will be required to Transfer to Transferee Eligible Receivables having an aggregate Dollar Equivalent Balance equal to the Required Dollar Receivables Amount for such Transfer Date. If Transferor fails for any reason to Transfer Eligible Receivables in such Dollar Equivalent Balance on such Transfer Date, the parties will make payments to each other, as applicable, calculated as set forth in Section 3.04(b). In addition, promptly following any Change in Control or Early Termination, Transferor will on demand pay to Transferee in Dollars in immediately available funds (x) the sum of all the amounts by which: (A) all Carryforward Amounts then in effect exceed (B) the Reduced Purchase Prices that would be applicable thereto (determined as set forth in the last sentence of Section 1.04(c)), plus (y) the aggregate of the Deferral Compensation Amounts applicable to such Carryforward Amounts that are accrued and unpaid at the date of such payment. If the amounts described in clause (x)(B) exceed the amounts described in clause (x)(A), Transferee will on demand pay the excess to Transferor.

     (g) Transfer of Senior Undivided Interests in Receivables. In order to permit Transferor to transfer Eligible Receivables with an aggregate Dollar Equivalent Balance which precisely equals the applicable Required Dollar Receivables Amount (or any lesser amount of Receivables permitted pursuant to Section 1.02(f)), Transferor may transfer to Transferee senior undivided interests in one or more Eligible Receivables (or, if permitted by Transferee, ineligible Receivables), in each case in a specified Dollar amount, to the extent necessary to cause the Transferred Receivables Amount to equal precisely the Required Dollar Receivables Amount (or any such permitted lesser amount). Each such senior undivided interest and the related Receivable shall be described in the Assignment Certificate which is delivered in respect of such Transfer Date. All Collections in respect of such Receivables and the Related Assets in which Transferor transfers such a senior undivided interest shall be applied first to Transferee's senior undivided interests therein prior to any such application to the residual interest of Transferor therein. Transferor warrants and covenants to Transferee that the Unpaid Balance and Dollar Equivalent Balance of each Receivable which (or a senior undivided interest in which) is transferred to Transferee will equal or exceed the Unpaid Balance and Dollar Equivalent Balance of such Receivable which is shown on the applicable Assignment Certificate as having been transferred to Transferee.

     (h) Payment in Dollars by Transferor. Notwithstanding anything in this Agreement, or in any forward contract which is or is deemed to be entered into pursuant to this Agreement, and notwithstanding that all or some of the Receivables which may be transferred hereunder may be denominated in foreign currencies, it is of the essence under this Agreement that all amounts payable to Transferee hereunder or in respect of any Transferred Receivables shall be payable in Dollars, so that on each Settlement Date, after giving effect to all Collections and deemed Collections of Transferred Receivables, all payments by Transferor pursuant to the guarantee set forth in Article X, and all payments by Transferor in respect of any forward contracts which are or are deemed to be entered into by Transferor or Transferee pursuant to this agreement, Transferor (whether as Servicing Agent, Guarantor, forward contract counterparty or otherwise) will pay to Transferee in Dollars in immediately available funds the Transferred Receivables Amount applicable to such Settlement Date.

     SECTION 1.03   Purchase Price Calculation.

     (a) Payment of Purchase Price. On the terms and conditions hereof, on each Transfer Date, in consideration for the Transfer to Transferee of Transferred Assets on such Transfer Date pursuant to Section 1.01, Transferee shall pay to Transferor in Dollars in immediately available funds (i) the Purchase Price which is specified for such Transfer Date in the applicable Supplement, as such Supplement may be amended from time to time in accordance with Section 1.06 or (ii) if applicable, the Reduced Purchase Price calculated pursuant to Section 1.03(b), in either case, minus any applicable Discount.

     (b)  Calculation of Reduced Purchase Price.

          (i) The "Dollar Equivalent Balance" of (A) any Dollar denominated Receivable shall mean the Unpaid Balance thereof, and (B) any foreign currency denominated Receivable shall mean the Dollar amount obtained by converting the Unpaid Balance thereof into Dollars at the Transfer Exchange Rate.

          (ii) The aggregate Dollar Equivalent Balance of Receivables transferred to Transferee on any Transfer Date is herein called the "Transferred Receivables Amount". If the Transferred Receivables Amount on any Transfer Date is less than the Required Dollar Receivables Amount applicable thereto, the total Purchase Price specified in the related Supplement that is to be paid on such Transfer Date shall be reduced to an amount (the "Reduced Purchase Price") equal to the product of (x) such total Purchase Price, multiplied by (y) a fraction, the numerator of which is the Transferred Receivables Amount on such Transfer Date and the denominator of which is the Required Dollar Receivables Amount for such Transfer Date.

     (c) Carryforward Amount. If Transferor furnishes a proper Deficiency Certificate to Transferee, the difference between (x) the Required Dollar Receivables Amount for the relevant Transfer Date and (y) the Transferred Receivables Amount for such Transfer Date (such difference being herein called the "Carryforward Amount") shall, at the sole option of Transferee, be added to the Required Dollar Receivables Amount for each subsequent Transfer Date (if any) until Transferee has acquired Eligible Receivables (or, if required by Transferee, ineligible Receivables) on such subsequent Transfer Dates having an aggregate Dollar Equivalent Balance that exceeds the original Required Dollar Receivables Amount for each such subsequent Transfer Date by an aggregate amount equal to such Carryforward Amount. The procedures described in the preceding sentence shall be applied on each Transfer Date on which the then Transferred Receivables Amount is less than the Required Dollar Receivables Amount.
If all Transfer Dates specified in all effective Supplements have occurred, and any Carryforward Amount shall continue to be outstanding, the Transferee may, in its sole option, require Transferor to designate further Determination Dates (and related Transfer Dates), occurring at not more than 40-day intervals, until Receivables having aggregate Dollar Equivalent Balances equal to each outstanding Carryforward Amount have been transferred to Transferee. In the absence of such designation by Transferor, Transferee may specify such Determination Dates and Transfer Dates. Transferee may in its sole discretion at any time cancel or reduce any Carryforward Amount which may then be in effect. Each Carryforward Amount shall be calculated separately, and the Transfer Exchange Rates applicable to any Receivables which are transferred to reduce such Carryforward Amount shall be calculated in the same manner as for other Receivables which are transferred on any Transfer Date. The Reduced Purchase Price paid for Receivables which are transferred to reduce any Carryforward Amount shall be calculated as set forth in clause (b) based on the original Purchase Price which was payable on the original Transfer Date from which such Carryforward Amount arose, and the original Required Receivables Amount applicable thereto.

     (d) Deferral Compensation Amount. For each day during the period from the Transfer Date on which a Carryforward Amount is created until the Transfer Date on which Receivables having an aggregate Dollar Equivalent Balance equal to such Carryforward Amount have been transferred to Transferee pursuant to Section 1.03(c), Transferor shall pay to Transferee on the last Business Day of each calendar month an additional amount in respect of each then-outstanding Carryforward Amount (such additional amount being herein called the "Deferral Compensation Amount") equal to the product of (x) the amount of such outstanding Carryforward Amount on such day, multiplied by (y) a percentage equal to the sum of the Reference Rate in effect on such day plus 2.0% per annum.

     SECTION 1.04   Payment; Discount; Assignment Certificate.   On each
Transfer Date, Transferee shall, upon satisfaction of the applicable conditions set forth in Article IV, make available to Transferor the amount of the Purchase Price or Reduced Purchase Price (as applicable) to be paid to Transferor on such Transfer Date, discounted and adjusted as follows:

     (a) On each Transfer Date, Transferee will determine the Transferred Receivables Amount.

     (b) Transferee will calculate the discount (the "Discount") on such Transferred Receivables Amount for the period from such Transfer Date to the corresponding Settlement Date (the "Discount Period") as follows:


              Discount = TRA x (ERRA + .50%) x DP
                         ------------------------
                                   360


               WHERE:

          TRA  =    such Transferred Receivables Amount;

          ERRA =    the Eurodollar Rate (Reserve Adjusted)
                    for the applicable Discount Period; and

          DP   =    the number of days in such Discount
                    Period.

     (c) On such Transfer Date, (A) Transferee will pay to Transferor by 11:30 a.m. (San Francisco time) the Purchase Price or Reduced Purchase Price, as applicable, in each case in Dollars, minus in each case the amount of the Discount calculated pursuant to clause (b), and (B) concurrently with such payment, Transferor will transfer the Transferred Assets applicable to such Transfer Date to Transferee.

     (d) Prior to 10:00 a.m. (San Francisco time) on such Transfer Date, Transferor will deliver to Transferee a duly completed Assignment Certificate in the form of Exhibit 1.04(d) hereto (an "Assignment Certificate"). Such Assignment Certificate may be delivered by facsimile, followed promptly by an original, provided, that such facsimile shall be binding and effective for all purposes. No Assignment Certificate shall be required to specify the invoice numbers or dates or maturities of Transferred Receivables, but may instead show such Transferred Receivables in aggregate by Obligor, currency and Dollar Equivalent Balance for each currency. Transferor will make available to Transferee on request the precise details of each Transferred Receivable. Transferor warrants that the aggregate amounts of Transferred Receivables (by Obligor, currency and Dollar Equivalent Balance) will be as shown on the applicable Assignment Certificate. Each Transferred Receivables Amount will be based on such aggregate amounts, and Transferee may draw on the Letter of Credit as provided in Section 2.06(a) if it is not paid the Transferred Receivables Amount which is due on any Settlement Date, regardless of whether such aggregate amounts correctly reflect any Transferred Receivables.

     SECTION 1.05 Facility Limit. Transferee shall not be obligated to acquire any Transferred Assets on any Transfer Date to the extent that, after giving effect to such Transfer, the Aggregate Net Investment at such date would exceed the Facility Limit. Any outstanding Carryforward Amount shall continue to be carried forward to the extent that transfer of Receivables in respect thereof would result in such excess.

     SECTION 1.06 Voluntary Termination of Facility; Reduction of Facility Limit or Base Foreign Currency Amount. (a) Transferor may, upon at least five days' (or ten days' in the case of a reduction to zero) prior irrevocable written notice to Transferee, reduce (including to zero) the Facility Limit, provided that the Facility Limit may not at any time be reduced to an amount that is less than the sum of the Aggregate Net Investment plus any outstanding Carryforward Amount at such time. If Transferor requests any reduction in the Facility Limit below the aggregate Purchase Price then in effect for any Transfer Date which has not yet occurred, Transferor will specify those Base Foreign Currency Amounts applicable to such Transfer Date which Transferor wishes to reduce in connection with such reduction in the Facility Limit.

     (b) In addition, Transferor may by irrevocable written notice which is received by Transferee no later than 10:00 a.m. San Francisco time on any Transfer Date, reduce (including to zero) any Base Foreign Currency Amount applicable to such Transfer Date, without reducing the Facility Limit.

     (c) Any reduction in any Base Foreign Currency Amount for any Transfer Date, whether in connection with a permanent reduction in the Facility Limit or pursuant to Section 1.06(b), shall correspondingly reduce the Required Dollar Receivables Amount applicable to such Transfer Date, as calculated pursuant to Section 1.02(c). The parties will promptly amend the applicable Supplement to reflect any such reduction.

     (d)  Each partial reduction of the Facility Limit pursuant to
Section 1.06(a) shall be in an amount equal to $1,000,000 or an integral multiple thereof.

     (e) In the event of any termination of the Facility, or any reduction of the Facility Limit or of any Base Foreign Currency Amount applicable to any Transfer Date, the parties shall make the Early
Termination Payments specified in Section 1.08.

     SECTION 1.07   Termination Date; Extension of Termination Date.
(a) The "Termination Date" shall be the earliest to occur of
(i) January 24, 1997 (the "Scheduled Termination Date"), (ii) the Settlement Date immediately following the date of a termination of the Facility in whole pursuant to Section 1.06(a), (iii) the date so declared pursuant to Section 8.02, and (iv) the date that occurs automatically pursuant to Section 8.02.

     (b) On any date which is not more than ten calendar months prior to the then current Scheduled Termination Date, Transferor, by written notice to Transferee, may request that the Scheduled Termination Date be extended to a date which falls no more than 364 days from the date such extension becomes effective. Transferor may not make any such request more than once in any calendar quarter. Any such request shall be accompanied or preceded by a proposed revised Schedule II hereto, showing the proposed additional Determination Dates which Transferor desires to make applicable during the period of the requested extension. No such proposal shall modify the Transfer Dates or Base Foreign Currency Amounts which are shown on any Supplement which is then in effect. Transferee will use reasonable efforts to notify Transferor in writing, on or before the date which is 30 days after the receipt by Transferee of such request from Transferor, as to whether Transferee will consent to such extension and, if Transferee does consent to such extension in writing, the conditions of such consent (including conditions relating to legal documentation). If Transferee shall notify Transferor that it does not consent to such extension or if Transferee fails to notify the Transferor in writing of its consent to such request within such 30 day period, Transferee shall be deemed to have not consented to such request and the Scheduled Termination Date shall not be so extended. Transferor acknowledges and agrees that the granting of any such request shall be in the sole and absolute discretion of Transferee.

     (c) If Transferee is willing, in its sole discretion, to extend the Scheduled Termination Date as so requested by Transferor, the parties will enter into an amendment hereto in the form of Exhibit 1.07(c), including an amendment to Schedule II (collectively, an "Amendment"), to effect such extension.

     SECTION 1.08 Early Termination or Reduction Payments. (a) If the Termination Date occurs prior to the Scheduled Termination Date (such occurrence being herein called an "Early Termination"), then the rights and obligations of Transferor to transfer, and the rights and obligations of Transferee to acquire, Transferred Assets shall terminate and be discharged in full with respect to all Transfer Dates that have not occurred prior to the Termination Date, provided that Transferee may still require Transferor to transfer Receivables to Transferee after any Termination Date in respect of any Carryforward Amount, as provided in
Section 1.03(c).

     (b) Upon the occurrence of (x) an Early Termination, (y) reduction (in whole or in part) of the Facility Limit pursuant to Section 1.06(a), or (z) reduction (in whole or in part) of any Base Foreign Currency Amount applicable to any Transfer Date pursuant to Section 1.06(b), Transferor shall pay to Transferee or Transferee shall pay to Transferor (as applicable) at the times provided below amounts calculated as follows (each an "Early Termination Payment"):

          (i) The date on which an Early Termination occurs and the effective date of any such reduction of the Facility Limit or of any applicable Base Foreign Currency Amount are herein each called an "Early Termination Date".

          (ii) In the case of a reduction (in part) of the Facility Limit pursuant to Section 1.06(a), or a reduction (in whole or in part) of any Base Foreign Currency Amount pursuant to Section 1.06(b), Transferor will notify Transferee in writing, no later than 10:00 a.m. San Francisco time on the effective date of any such reduction, of the amounts, Base Foreign Currency Amounts and Transfer Dates to which Transferor wishes such reduction to apply.

          (iii) In the case of any Early Termination or any reduction of the Facility Limit or any Base Foreign Currency Amount, for each Base Foreign Currency Amount applicable to any Transfer Date which is to be reduced, Transferee will determine a fraction (the "Reduction Fraction"), (A) the numerator of which is the amount of such reduction expressed in the applicable currency, and (B) the denominator of which is the applicable Base Foreign Currency Amount immediately prior to such reduction. In the case of a reduction to zero of any Base Foreign Currency Amount for any Transfer Date, or if an Early Termination shall occur, the applicable Reduction Fraction shall be one.

          (iv) As used in this Section 1.08, for any Base Foreign Currency Amount which is to be reduced, including as a result of an Early Termination,

                    (A) the term "Pro-Rata Base Foreign Currency Amount" means such Base Foreign Currency Amount, multiplied by the applicable Reduction Fraction; and

                    (B) the term "Pro-Rata Purchase Price" means (1) the Allocated Purchase Price applicable to such Base Foreign Currency Amount and Transfer Date as set forth in the related Supplement, multiplied by (2) the Reduction Fraction.

          (v) Transferee will calculate the gross Dollar amount which it would pay if it entered into forward contracts on the Early Termination Date for purchase by Transferee for Dollars of all the Pro-Rata Base Foreign Currency Amounts for each Transfer Date, in each case with value dates which are the same as such Transfer Date and using rates determined by Transferee in good faith based on market conditions, provided, that if such Early Termination or reduction of the Facility Limit or any Base Foreign Currency Amount falls after the Determination Date which is applicable to any Transfer Date, the rates used by Transferee shall be the Determination Date Exchange Rates applicable to such Determination Date.

          (vi) Transferee will calculate the sum of all the Dollar amounts calculated in clause (v) which would be payable with respect to each Transfer Date.

          (vii) If such aggregate Dollar amounts are greater than the sum of the applicable Pro-Rata Purchase Prices applicable to such Transfer Dates, (A) in the case of any Early Termination, or if any Termination Event or Unmatured Termination Event shall be continuing, Transferor will pay to Transferee, within two Business Days after any demand therefor, the discounted present value of the excess, discounted from the applicable Transfer Dates described in clause (v), to the date on which such amount is paid at the Eurodollar Rate, and (B) in the case of any other reduction of the Facility Limit or any Base Foreign Currency Amount, Transferor will pay to Transferee the excess in cash, undiscounted, on the applicable Transfer Dates.

          (viii) If such aggregate Dollar amounts are less than the sum of the applicable Pro-Rata Purchase Prices applicable to such Transfer Dates, (A) in the case of any Early Termination, Transferee will pay to Transferor, within two Business Days after any demand therefor, the discounted present value of the absolute value of the deficiency, discounted from the applicable Transfer Dates described in clause (v), to the date on which such amount is paid at the Eurodollar Rate (Reserve Adjusted), and (B) in the case of any other reduction of the Facility Limit or any Base Foreign Currency Amount, Transferee will pay to Transferor the absolute value of the deficiency in cash, undiscounted, on the applicable Transfer Dates.

To the extent that payments are to be made by both Transferor and Transferee on any day pursuant to this Section 1.08 or Section 3.04(b), such payments will be netted against each other and only the net amount will be paid by the appropriate party. If any Termination Event or Unmatured Termination Event shall have occurred, or if the Termination Date shall have occurred, Transferee will not be obligated to make any payment to Transferor pursuant to this Section 1.08 or Section 3.04(b) until all Transferred Receivables then outstanding, and all other Obligations then due and owing, have been paid in full and any Carryforward Amount has been reduced to zero or cancelled by Transferee. Transferee agrees to pay Transferor interest on any amounts owing by Transferee to Transferor which are not paid pursuant to the preceding sentence, for the period from (A) the applicable Transfer Dates from which such amounts are discounted or on which such amounts are payable, as the case may be, to (B) the dates such amounts are paid, at the Federal Funds Rate from time to time in effect.

     SECTION 1.09 Reductions of Base Foreign Currency Amount below Letter of Credit Amount. In the event that, for any reason the amount available to be drawn under the Letter of Credit on any Transfer Date is less than the Required L/C Amount applicable to such Transfer Date, Transferor will specify in writing Base Foreign Currency Amounts applicable to such Transfer Date which Transferor wishes to reduce, so that, following such reduction, the amount available to be drawn under the Letter of Credit will be equal to or greater than the Required L/C Amount applicable to such Transfer Date. If the Transferee has not received any such notice from Transferor prior to 10:00 a.m. San Francisco time on such Transfer Date, Transferee may select such Base Foreign Currency Amounts, which selection shall be conclusive and binding on Transferor for all purposes. Following any such selection, such Base Foreign Currency Amounts shall be so reduced, and the parties will make the payments required by Section 1.08 in respect of such reduction.

     SECTION 1.10 No Assumption. Transferee shall not have any obligation or liability with respect to any Transferred Assets or any agreements, Contracts, Records, or other documents related to any Transferred Receivable, nor shall Transferee have any obligation or liability to any Obligor or other customer or client of Transferor (including any obligation to perform any of the obligations of Transferor or any of its Subsidiaries under any such Transferred Assets or related agreements or other documents). No such obligation or liability is intended to be assumed, and any such assumption is expressly disclaimed.

                                ARTICLE II
                          COLLECTIONS; SETTLEMENT

     SECTION 2.01 Deemed Collections; Substitution of Receivables. (a) Deemed Collections. If on any day the Unpaid Balance of any Transferred Receivable (i) is reduced as a result of any defective, rejected or returned services or goods, any cash discount, or any adjustment by Transferor or any Affiliate of Transferor, (ii) is reduced on account of any offsetting account payable of Transferor or any of its Affiliates to an Obligor (whether such offsetting account payable arises out of the same or a related or an unrelated transaction), (iii) is reduced or cancelled as a result of a setoff in respect of any claim by, or defense or credit of, the Obligor thereof against Transferor or any Affiliate of Transferor (whether such claim, defense or credit arises out of the same or a related or an unrelated transaction), or (iv) is reduced on account of the obligation of Transferor to pay to the related Obligor any rebate or refund, then Transferor shall be deemed to have received on such day a Collection of such Transferred Receivable in the amount of such reduction or cancellation. If on any day (x) any of the representations or warranties of Transferor set forth in Section 5.01(f) is no longer true with respect to a Transferred Receivable, or (y) any Transferred Receivable shall become a Defaulted Receivable or is not paid in full on the due date thereof, Transferor shall be deemed to have received on such day a Collection of such Transferred Receivable in the full amount of such Transferred Receivable.

     (b) Substitution of Receivables. If any Transferred Receivable shall prove to be an ineligible Receivable as of the applicable Transfer Date, or shall prove to be subject to any Adverse Claim, then, on or before the applicable Settlement Date, on written notice to the Transferee describing the circumstances thereof in reasonable detail, Transferor may substitute for such Transferred Receivables other Eligible Receivables which have an aggregate Dollar Equivalent Balance equal to such Transferred Receivables. If Transferor wishes to substitute any such Eligible Receivables it will, prior to the applicable Settlement Date, deliver to Transferee a duly completed Assignment Certificate listing such substitute Receivables. On receipt of such Assignment Certificate, Transferee shall reassign to Transferor without recourse, representation or warranty of any kind, and free and clear of any Adverse Claim created by Transferee, the Receivables for which such new Receivables are substituted. Any new Receivables so substituted must be Eligible Receivables. Notwithstanding anything else contained herein, no such substitution shall relieve the Transferor from its obligations hereunder and under any forward contracts entered into or deemed entered into pursuant to Section 1.03 to ensure that on the applicable Settlement Date the Transferee receives payment in cash in Dollars of the Transferred Receivables Amount.

    SECTION 2.02   Treatment of Collections and Deemed Collections;
Reconveyance.

     (a) Treatment. Transferor shall, after Transferor's receipt or deemed receipt of any Collections in respect of Transferred Assets, deliver to the Servicing Agent an amount equal to all such Collections on or before the applicable Settlement Date. The Servicing Agent shall hold or distribute all deemed Collections in respect of Transferred Assets to the same extent as if Collections in such amount had actually been received on such day. Prior to the occurrence of a Termination Event or an Unmatured Termination Event, Transferor may commingle Collections in respect of Transferred Assets with other funds of Transferor. Following the occurrence, and during the continuance, of a Termination Event or an Unmatured Termination Event, so long as Transferor shall hold any Collections or deemed Collections required to be paid to Transferee or to the Servicing Agent (to be held by the Servicing Agent in trust for Transferee), it shall hold such Collections in trust and, if there shall also exist a Termination Event or Unmatured Termination Event under
Section 8.01(f) or 8.01(m), separate and apart from its own funds, and shall clearly mark its records to reflect such trust.

     (b) Reconveyance. Upon payment by Transferor or the Servicing Agent to Transferee of the Transferred Receivables Amount which is payable to Transferee on any Settlement Date, together with all yield payable thereon pursuant to Section 3.03 and all interest payable thereon pursuant to
Section 2.07 (or following receipt by Transferee of all such amounts as a result of any drawing by Transferee on the Letter of Credit) Transferee may, and shall promptly, upon receipt of a request from Transferor in the form of Exhibit 2.02(b)-1, reconvey Transferee's right, title and interest, if any, in, to and under the Transferred Receivables (and any proceeds thereof that have not been paid to Transferee) to which such Settlement Date applies to Transferor by means of an instrument or other document of reconveyance in the form of Exhibit 2.02(b)-2, which reconveyance by Transferee shall be without recourse, representation or warranty, and free and clear of any Adverse Claim created by Transferee.

     SECTION 2.03 Settlement Procedures. (a) Prior to the occurrence of a Termination Event or an Unmatured Termination Event, the Servicing Agent may commingle Collections in respect of the Transferred Assets with other funds of the Servicing Agent. Following the occurrence, and during the continuance, of a Termination Event or an Unmatured Termination Event, on each Business Day, the Servicing Agent shall hold in trust for Transferee all Collections received or deemed received on such day in respect of the Transferred Assets and, if there shall also exist a Termination Event or Unmatured Termination Event under Section 8.01(f) or 8.01(m), shall set aside and deposit all such Collections, within one Business Day after the Servicing Agent's receipt thereof, to the Transferee Account. No funds other than Collections of Transferred Assets shall be deposited into the Transferee Account and only Transferee or the Servicing Agent, as the agent of Transferee, shall be entitled to make withdrawals from the Transferee Account.

     (b) At the opening of business on each Settlement Date, the Servicing Agent shall determine the amount of Collections received or deemed received in respect of the Transferred Assets acquired by Transferee from the immediately preceding Transfer Date to such Settlement Date and shall pay such amount to Transferee (less any such amount Servicing Agent has already paid to Transferee). If the aggregate amount of such Collections is less than the aggregate Transferred Receivables Amount specified in the Assignment Certificate relating to such Transferred Assets, then on such Settlement Date Transferor shall pay the amount of such difference to Transferee by wire transfer of immediately available funds to the Transferee Account, together with all yield, if any, payable pursuant to Section 3.03.

     (c) Notwithstanding anything herein to the contrary, the obligations of Transferor hereunder shall not be considered reduced by any distribution of any portion of Collections or other payment to Transferee if at any time such distribution or other payment is rescinded or must otherwise be returned for any reason.

     (d) Transferee is entitled to 100% of all Collections and other proceeds in respect of the Transferred Assets until Transferee shall have recovered the Transferred Receivables Amount specified in the Assignment Certificate relating to such Transferred Assets and shall have received all other amounts then payable to Transferee pursuant to the Agreement Documents. Transferor is entitled on each Settlement Date to be paid, by the Servicing Agent, any residual Collections of Receivables (as well as earnings on Collections of Transferred Assets which accrued prior to such Settlement Dates) after all amounts payable to Transferee pursuant to the first sentence of this Section 2.03(d) have been paid. On the first Business Day following the Termination Date on which all Obligations have been finally and fully paid in Dollars and performed, and Transferee has received payment in full in Dollars of all Transferred Receivables Amounts in respect of all Transferred Assets, the Servicing Agent shall pay to Transferor any remaining Collections and other proceeds of Transferred Assets then held by the Servicing Agent, and thereafter, except to the extent provided otherwise in Section 2.03(c), Transferee shall cease to have any interest in any Transferred Assets. If Transferee is paid any amounts in excess of the amounts owed to it under this Agreement, it will promptly refund such excess to Transferor at Transferor's written request, accompanied by supporting calculations in reasonable detail, together with interest on such excess, from the date of the excess payment to the date such excess payment is refunded to Transferor, at the Federal Funds Rate.

     SECTION 2.04 Settlement of Forward Contracts. On each Settlement Date, if any of the Transferred Receivables relating to such Settlement Date are denominated in foreign currencies, the Servicing Agent shall:

     (a) hold all Collections and deemed Collections on such foreign currency Receivables in trust for Transferee;

     (b) demand payment from Transferor (and Transferor agrees that it will pay to Servicing Agent on such demand) the amount of any such foreign currency Receivables which have not been paid by the Obligor thereof prior to such Settlement Date, and hold any such payment in trust for Transferee;

     (c) deliver all such foreign currency amounts to Transferor against payment of the Required Foreign Currency Allocation which is payable by Transferor pursuant to all forward contracts which were entered into or deemed entered into pursuant to Section 1.02(e); and

     (d) pay such Required Foreign Currency Allocation to Transferee in Dollars in immediately available funds.

     SECTION 2.05 Netting of Payments on Certain Settlement Dates. If any Settlement Date is also a Transfer Date, then, provided that all conditions precedent to any Transfer to be made on such date have been fulfilled prior to 10:00 a.m. (San Francisco time) on such date, (a) Transferee will calculate the total amounts payable by Transferor and Servicing Agent in respect of such Settlement Date and by Transferee in respect of such Transfer Date, (b) such payments will be netted against each other, and (c) only the net amount will be paid by the appropriate party on such date. However, if by such time on such date any condition precedent to the Transfer and payment of the Purchase Price or Reduced Purchase Price applicable thereto has not been fulfilled (including non-receipt by Transferee of any properly completed and executed Assignment Certificate or other document required hereby) then no such netting will be permitted and Transferor and Servicing Agent will be required to pay Transferee on such Settlement Date the full amount payable by Transferor and Servicing Agent in respect of such Settlement Date. Failure to pay such full amount within three Business Days after such Settlement Date shall constitute a Termination Event under Section 8.01(a)(i)(A) of this Agreement.

     SECTION 2.06 Drawings on Letter of Credit. (a) If for any reason Transferee has not been paid in cash in Dollars on any Settlement Date, by Servicing Agent or Transferor, the entire Transferred Receivables Amount applicable to such Settlement Date together with yield, if any, payable pursuant to Section 3.03, then, on the fourth Business Day following such Settlement Date and at any time thereafter, Transferee may (but shall not be required to) draw on the Letter of Credit for the full amount due on such Settlement Date which remains unpaid, together with interest thereon at the rate specified in Section 2.07.

     (b) If on the Termination Date any Carryforward Amount is outstanding, the Transferee may draw on the Letter of Credit for the full undrawn amount thereof or any lesser amount determined by Transferee in its discretion. Transferee shall deposit the proceeds of any such drawing in an account of and in the name of Transferee. Transferee will pay interest on the amount in such account from time to time at the Federal Funds Rate, which interest shall be payable in arrears on the last Business Day of each calendar month and shall be deposited in such account. Transferee may from time to time withdraw funds from such account (including accrued interest deposited therein) to pay (A) any Deferral Compensation Amount which has not been paid when due hereunder,
(B) any amounts due on any Settlement Date in respect of Transferred Receivables which are from time to time transferred to reduce any outstanding Carryforward Amount, (C) yield, if any, payable pursuant to
Section 3.03, and (D) any interest payable pursuant to Section 2.07. When all Obligations have been paid in full in cash and all Carryforward Amounts have been reduced to zero or cancelled, Transferee will transfer the balance remaining in such account to Transferor.

     (c)  If any Termination Event or Unmatured Termination Event under
Section 8.01(f) shall occur with respect to Transferor at any time prior to the expiration of the Letter of Credit, Transferee may draw on the Letter of Credit for the full undrawn amount thereof or any lesser amount determined by Transferee in its discretion. Transferee shall deposit the proceeds of any such drawing in an account of and in the name of Transferee. Transferee will pay interest on the amount in such account from time to time at the Federal Funds Rate, which interest shall be payable in arrears on the last Business Day of each calendar month and shall be deposited in such account. Transferee may from time to time withdraw funds from such account (including accrued interest deposited therein) and apply such funds to reimburse Transferee for any payment which previously was made to Transferee hereunder or under any Agreement Document or under any forward contract which is entered into or deemed entered into pursuant to Section 1.02(e), if such payment is rescinded or must otherwise be returned by Transferee as a consequence of any Bankruptcy Event relating to the Transferor. Transferee will transfer the balance remaining in such account to Transferor upon receipt of a final, non-appealable order of a court of competent jurisdiction that no such payments are rescinded or must otherwise be returned by Transferee.

     (d) Each drawing under the Letter of Credit shall specify whether such drawing is made pursuant to Section 2.06(a), 2.06(b) or 2.06(c). However, notwithstanding any such specification, Transferee may in its discretion retain and use the proceeds of a drawing made pursuant to any of said Sections for a purpose specified in any other such Section.

     SECTION 2.07 Payments and Computations, Etc. All amounts to be paid or deposited (A) to or for the account of Transferee by Transferor or the Servicing Agent hereunder or (B) to or for the account of Transferor by Transferee hereunder, shall in each case be paid or deposited in accordance with the terms hereof no later than 11:30 a.m. (San Francisco time) on the day when due in Dollars in immediately available funds (i) if to Transferee, at Account No. 1233183980 at Bank of America National Trust and Savings Association, Concord, California and (ii) if to Transferor, at Account No. 4191706 at Harris Trust and Savings Bank, Chicago, Illinois. Transferor or the Servicing Agent, as applicable, shall pay to Transferee interest on all amounts not paid or deposited when due (without giving effect to any grace period) until paid or deposited in full at 2% per annum above the Reference Rate from time to time in effect, payable on demand; provided, that such interest rate shall not at any time exceed the maximum rate permitted by applicable law. Interest, Discount and all fees hereunder shall be made on the basis of a year of 360 days for the actual number of days elapsed.


                                ARTICLE III
                         FEES AND YIELD PROTECTION

     SECTION 3.01 Fees. (a) Facility Fee. From the Initial Closing Date until the Termination Date, Transferor shall pay to Transferee a facility fee ("Facility Fee") for each day in such period equal to the excess of
(i) the Facility Limit over (ii) the Aggregate Net Investment on such day times .25% divided by 360. Such Facility Fee shall be paid quarterly in arrears, on the last Business Day of each calendar quarter and on the Termination Date.

     (b) Structuring Fee. Transferor shall pay to Transferee a structuring fee of $150,000 payable prior to or on the Initial Closing Date.

     SECTION 3.02 Yield Protection. If (a) Regulation D of the Board of Governors of the Federal Reserve System or (b) any Regulatory Change occurring after the date hereof:

          (i) shall subject any Affected Party to any tax, duty or other charge with respect to its exercise of its rights or performance of its obligations under any Agreement Document, or shall change the basis of taxation of payments to any Affected Party of any amounts payable to it under any Agreement Document (except for changes in the rate of tax on the overall net income of such Affected Party imposed by the jurisdiction in which such Affected Party's principal executive office is located); or

          (ii) shall impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, or deposits or obligations with or for the account of (or with or for the account of any affiliate of), or credit extended by, any Affected Party; or

          (iii) shall change the amount of capital maintained or required or requested or directed to be maintained by any Affected Party; or

          (iv) shall impose any other condition affecting any Affected Party in connection with any Agreement Document;

and the result of any of the foregoing is:

          (x) to increase the cost to (or to impose a cost on) such Affected Party's participating in the transactions contemplated in any Agreement Document,

          (y) to reduce the amount of any sum received or receivable by such Affected Party under any Agreement Document, or

          (z) in the sole determination of such Affected Party, to reduce the rate of return on the capital of such Affected Party as a consequence of its obligations arising in connection herewith to a level below that which such Affected Party could otherwise have achieved, then upon written notice by the applicable Affected Party to Transferor, Transferor shall pay directly to such Affected Party such additional amount or amounts as will compensate it for such increased cost or such reduction. Such written notice shall include calculations thereof in reasonable detail and, in the absence of manifest error, be conclusive and binding upon Transferor.

     SECTION 3.03 Inability to Determine Eurodollar Rate; Failure to Specify Settlement Date. (a) If Transferee shall have determined in good faith, that: (i) Dollar deposits are not available to banks such as Transferee in the London interbank eurodollar market, or (ii) by reason of circumstances affecting the London interbank eurodollar market, adequate means do not exist for ascertaining the applicable Eurodollar Rate, then, Transferee shall promptly so notify Transferor, which determination shall be conclusive and binding on Transferor, and, so long as such circumstances shall continue, no Discount shall be determined or deducted from the Purchase Price or Reduced Purchase Price of any Transferred Assets, pursuant to Section 1.04, but instead the Transferor shall pay yield to the Transferee as provided in clause (c) below.

     (b) In addition, if Transferor shall fail for any reason to notify Transferee prior to 10:00 a.m (San Francisco time) on any LIBOR Fixing Date of the precise Transferred Receivables Amount and Settlement Date which will apply to the Receivables to be transferred to Transferee on the applicable Transfer Date, the Transferor will be obligated to pay yield on the Transferred Receivables Amount, calculated as provided in clause (c).

     (c) If any of the circumstances described in clause (a) or (b) above are applicable on any Transfer Date, no Discount shall be deducted from the Purchase Price or Reduced Purchase Price payable for the Transferred Receivables on such Transfer Date, but instead the Transferor shall pay to Transferee on the applicable Settlement Date yield on such Transferred Receivables, calculated for each day during the period from such Transfer Date to such Settlement Date at a rate per annum equal to the Reference Rate in effect on such day, multiplied by the Transferred Receivables Amount applicable to such Transfer Date.

     SECTION 3.04 Funding Losses. (a) In the event Transferee shall incur any loss or expense (including any loss or expense incurred by reason of the liquidation or reemployment of deposits or other funds obtained by Transferee in order to fund its acquisition of Transferred Assets) as a result of:

          (i) any termination of the Facility or any reduction of the Facility Limit pursuant to Section 1.06 or the occurrence of an Early Termination or the reduction of any Base Foreign Currency Amount applicable to any Transfer Date pursuant to Section 1.06 or the payment by Transferee of a Reduced Purchase Price pursuant to
     Section 1.03(c), (in the case of each of the foregoing, to the extent not included in the Early Termination Payments paid pursuant to
     Section 1.08);

          (ii) any retransfer of Transferred Receivables by Transferee to Transferor made at the request of Transferor prior to the Termination Date, other than pursuant to Section 2.02(b) following any applicable Settlement Date; or

          (iii) any Transfer not occurring on the applicable Transfer Date specified in the related Supplement in the full amount required hereby as a result of any act or omission of Transferor;

then, upon written notice by Transferee to Transferor, Transferor shall pay directly to Transferee such amount as will reimburse Transferee for such loss or expense. Such written notice shall include calculations thereof in reasonable detail and shall, in the absence of manifest error, be conclusive and binding on Transferor.

     (b) Without limiting the foregoing, if for any reason Transferor fails on any Transfer Date to transfer to Transferee Eligible Receivables (or if permitted by Transferee ineligible Receivables) having an aggregate Dollar Equivalent Balance which is at least equal to the Required Dollar Receivables Amount applicable to such Transfer Date (or, but only if Transferor has timely delivered to Transferee a Deficiency Certificate in accordance with Section 1.02(f), such lesser amount permitted by
Section 1.02(f)), after giving effect to all reductions in any Base Foreign Currency Amounts applicable to such Transfer Date which are made by Transferor in accordance with Section 1.06, then on such Transfer Date, Transferor will pay to Transferee as liquidated damages for Transferee's loss of profit on such sale, an amount equal to the excess, if any, of (i) the Required Dollar Receivables Amount (or lesser Dollar Equivalent Amount permitted by Section 1.02(f) applicable to such Transfer Date), over (ii) the Purchase Price (or, if a lesser Dollar Equivalent Amount of Receivables is permitted to be transferred by Section 1.02(f), the Reduced Purchase Price) applicable to such Transfer Date. Such amounts of damages are payable in addition to, but without duplication of, any other amounts payable by Transferor hereunder. If the amount described in clause (ii) exceeds the amount described in clause (i), Transferee will pay such excess to Transferor, subject to the last paragraph of Section 1.08(b).

     SECTION 3.05 Taxes, Etc. Transferor hereby covenants that all payments by Transferor to Transferee in respect of any Obligation, and all payments by any Obligor in respect of any Transferred Assets, shall be made without any set-off or counterclaim, and free and clear of and without deduction or withholding for or on account of, any present or future Taxes now or hereafter imposed on Transferor, Transferee or such Obligor (as applicable) with respect to such payments by any governmental or other authority, except to the extent that such deduction or withholding is compelled by applicable laws, rules or regulations. As used herein, the term "Taxes" shall include all excise and other taxes of whatever nature imposed on Transferor, Transferee or such Obligor (as applicable) with respect to such payments (other than taxes generally assessed on the overall net income of Transferee imposed by the jurisdiction in which Transferee's principal executive office is located), as well as all levies, imposts, duties, charges or fees of whatever nature.

     If Transferor or any Obligor is compelled by applicable laws, rules or regulations to make any such deduction or withholding, Transferor will:

     (a) pay (or cause such Obligor to pay) to the relevant authorities the full amount required to be so withheld or deducted;

     (b) pay to Transferee such additional amounts as may be necessary in order that the net amount received by Transferee, after such deduction or withholding (including any required deduction or withholding on such additional amounts) shall equal the amount Transferee would have received had no such deduction or withholding been made; and

     (c) promptly forward to Transferee an official receipt or other documentation satisfactory to Transferee evidencing such payment to such authorities.

Moreover, if any Taxes are directly asserted against Transferee with respect to any payment made in respect of any Obligation or Transferred Asset, Transferee may pay such Taxes, and Transferor agrees promptly to pay such additional amount (including, without limitation, any penalties, interest or expenses) as may be necessary in order that the net amount received by Transferee after the payment of such taxes (including any Taxes on such additional amount) shall equal the amount Transferee would have received had no such Taxes been asserted.

     SECTION 3.06 Set-off. Transferee is hereby authorized upon the occurrence of any Termination Event, to appropriate and apply to the payment of the Obligations owing to it (whether or not then due), any and all balances, credits, deposits, accounts, or moneys of Transferor then or thereafter maintained with Transferee.


                                ARTICLE IV
                 CONDITIONS TO EFFECTIVENESS AND TRANSFERS

     SECTION 4.01 Conditions Precedent to Effectiveness. The effectiveness of this Agreement is subject to the condition precedent that Transferee shall have received the following, each in form and substance satisfactory to Transferee:

     (a)  Original executed copies of this Agreement;

     (b) A certificate of the Secretary or an Assistant Secretary of Transferor, certifying as to (i) resolutions of Transferor's Board of Directors approving the Agreement Documents and the transactions contemplated therein, and authorizing Transferor to act as initial Servicing Agent, (ii) the names and true signatures of the officers authorized on its behalf to sign the Agreement Documents to be delivered by it hereunder (on which certificate Transferee may conclusively rely until such time as Transferee shall receive from Transferor a revised certificate), (iii) a true, correct and complete copy of the Certificate of Incorporation of Transferor duly filed with the Secretary of State of its state of incorporation as in effect on the date of delivery of such certificate, and (iv) a true, correct and complete copy of the Bylaws of Transferor as in effect on the date of delivery of such certificate;

     (c) A good standing certificate for Transferor issued by the Secretary of State of its state of incorporation;

     (d) An opinion of counsel for Transferor, substantially in the form of Exhibit 4.01(d);

     (e) The fees payable to Transferee pursuant to Section 3.01(b), together with all costs and expenses due and payable pursuant to
Section 11.05, if then invoiced; and

     (f) Such other approvals, opinions or documents as Transferee may reasonably request.

     SECTION 4.02 Conditions Precedent to each Supplement. The obligation of Transferee to enter into any Supplement shall be subject to the further conditions precedent that on the date of such Supplement the following statements shall be true (and Transferor by entering into any Supplement, as the case may be, shall be deemed to have certified that):

     (a) The representations and warranties contained in Section 5.01 are correct on and as of such day as though made on and as of such day,

     (b) No Termination Event or Unmatured Termination Event exists or would result from entering into such Supplement,

     (c) The conditions set forth in Section 1.02(b)(iii) shall be fully complied with after giving effect to such Supplement, and

     (d)  The Termination Date shall not have occurred.

     SECTION 4.03 Conditions Precedent to All Transfers. The obligation of Transferee to accept any Transfer and pay the Purchase Price or Reduced Purchase Price therefor on any Transfer Date shall be subject to the further conditions precedent that:

     (a) Transferee shall have received the Assignment Certificate specified in Section 1.04(d), duly completed and executed on behalf of Transferor and satisfactory in form and substance to Transferee, from Transferor;

     (b) Transferee shall have received a Letter of Credit, issued by BofA for the benefit of Transferee, and otherwise being in the form set forth in Exhibit 4.03(b), with insertions in form and substance satisfactory to Transferee (as it may be amended, modified, extended or replaced from time to time with the consent of Transferee, the "Letter of Credit"), which Letter of Credit (A) shall be in full force and effect,
(B) shall have an amount available for drawing thereunder of not less than the Required L/C Amount applicable to such Transfer Date, and (C) shall have an expiry date which is not earlier than the 120th day following the Settlement Date applicable to such Transfer Date;

     (c) In the case of the initial Transfer, Transferee shall have received executed financing statements (Form UCC-1), naming Transferor as the assignor of Receivables and Related Assets and Transferee as assignee thereof, or other similar instruments or documents, as may be necessary or desirable to perfect Transferee's interests in all Transferred Assets in form suitable for filing in the jurisdictions set forth in Exhibit 4.03(c);

     (d) In the case of the initial Transfer, Transferee shall have received search reports listing (i) all effective financing statements that name Transferor as debtor or assignor and that are filed in the jurisdictions in Exhibit 4.03(c), together with (A) copies of any financing statements which cover any Transferred Assets, and (B) executed UCC termination statements, in form suitable for filing, releasing any Transferred Assets from such financing statements, and (ii) tax and judgment lien searches showing no such liens filed against Transferor in such jurisdictions;

     (e) Transferee shall have received a certificate from the chief financial officer, treasurer or assistant treasurer of Transferor in the form of Exhibit 4.03(e) attaching thereto true copies of all certificates delivered to the agent under the Bank Credit Agreement in connection with such Transfer; and

     (f) On the date of such Transfer the following statements shall be true (and Transferor by accepting each payment of Purchase Price or the Reduced Purchase Price on each Transfer Date, shall be deemed to have certified that):

          (i)  The representations and warranties contained in
     Section 5.01 are correct on and as of such day as though made on and as of such day,

          (ii) No Termination Event or Unmatured Termination Event (except, if permitted by Section 8.02(e), a Change of Control Termination Event) exists or would result from such Transfer,

          (iii) After giving effect to such Transfer the Aggregate Net Investment at such time will not exceed the Facility Limit, and

          (iv) The Termination Date shall not have occurred.


                                 ARTICLE V
                      REPRESENTATIONS AND WARRANTIES

     SECTION 5.01   Representations and Warranties of Transferor.
Transferor represents and warrants as follows:

     (a) Organization and Good Standing. Transferor is validly existing as a corporation in good standing under the laws of its state of incorporation and possesses all necessary licenses and approvals, and is duly qualified to do business in each jurisdiction in which the nature of its business requires such licenses and approvals to own its properties and to conduct its business or in which the failure so to qualify would have a Material Adverse Effect.

     (b) Power, Authorization and Non-Contravention. The execution, delivery and performance by Transferor of the Agreement Documents to which it is a party (a) are within Transferor's corporate powers, (b) have been duly authorized by all necessary corporate action, (c) do not contravene
(i) Transferor's charter or by-laws, (ii) any contractual restriction binding on or affecting Transferor or any of its property, (except where such contravention would not give rise to any Material Adverse Effect or render any Agreement Document or the Letter of Credit unenforceable against the Transferor or its creditors), or (iii) any law, rule, regulation, order, judgment, injunction, decree, determination or award binding on or affecting Transferor or its property, (d) do not result in the imposition of any Adverse Claim on any Transferred Assets or any of Transferor's other material properties and (e) do not require any authorization, approval or other action by, or notice to or filing with, any Governmental Authority or regulatory body or any other Person, except for the filing of the financing statements referred to in Article IV.

     Without limiting the generality of the foregoing, (A) Transferor had at all relevant times, and now has, all necessary power, authority and legal right to own Receivables, to transfer, convey and assign Receivables and Related Assets, and to incur obligations hereunder, (B) the use of funds obtained by Transferor under this Agreement will not violate any of Regulations G, T, U and X of the Federal Reserve Board, (C) Transferor is not an "investment company" or a company "controlled" by an "investment company" within the meaning of the Investment Company Act of 1940 and (D) no transaction contemplated by any Agreement Document requires compliance with, or will be subject to avoidance under, any bulk sales act or similar law.

     (c) Valid Transfer; Binding Obligations. Each Transfer made pursuant to this Agreement shall constitute a valid conveyance, transfer, and assignment of the relevant Receivables and Related Assets with respect thereto to Transferee, or (as provided in Section 6.03) the assignment of a security interest therein (which, to the extent that such property constitutes Receivables or proceeds thereof and the laws of the United States or any political subdivision thereof may be applicable, is a perfected first priority security interest), enforceable against creditors of, and purchasers from, Transferor; and this Agreement constitutes, and each other Agreement Document to which Transferor is a party when duly executed and delivered will constitute, a legal, valid and binding obligation of Transferor enforceable against Transferor in accordance with its terms, subject to applicable bankruptcy, reorganization, insolvency, moratorium or similar laws affecting creditors' rights generally and general principles of equity.

     (d) Litigation. There is no action, suit or proceeding pending or, to the best of Transferor's knowledge, threatened in any court or a governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, (i) except as set forth on Exhibit 5.01(d) that relates to Transferor or any of its Subsidiaries or any of the properties of Transferor or any of its Subsidiaries and that, if adversely determined, could create a Material Adverse Effect, or (ii) that relates to any aspect of the transactions contemplated by this Agreement.

     (e) No Material Adverse Effect. Since September 29, 1995, no event or occurrence that individually or in the aggregate is reasonably likely to have a Material Adverse Effect has occurred, other than as disclosed on Transferor's quarterly report on Form 10-Q dated as of September 29, 1995 and press releases disseminated by Transferor and made available to Transferee prior to the date hereof.

     (f) Quality of Title. No Transferred Asset is subject to any Adverse Claim except for a security interest in favor of BofA as Agent under the Bank Credit Agreement. Before each Transfer, each Transferred Asset which is or was then to be transferred to Transferee hereunder shall be and has been released from such security interest, so that at the time of such Transfer such Transferred Assets shall be and were owned by Transferor free and clear of any Adverse Claim. Whenever Transferee acquires or acquired Transferred Assets hereunder, it shall have and has acquired and shall continue to have maintained a valid ownership or security interest (which, to the extent that such property constitutes Receivables or proceeds thereof and the laws of the United States or any political subdivision thereof may be applicable, is a perfected first priority interest) in such Transferred Assets, free and clear of any Adverse Claim. No financing statement or other similar instrument covering any of such Transferred Assets is on file in any recording office listed in Exhibit 4.03(c) hereto except (A) those filed in favor of Transferor in accordance with the Contracts (B) any filed in favor of Transferee pursuant to this Agreement and (C) any filed in favor of BofA, as agent under the Bank Credit Agreement, which financing statements in favor of BofA, as agent, will, prior to any Transfer, provide for the release of any Transferred Assets. No Transfer constitutes a fraudulent transfer or fraudulent conveyance under the United States Bankruptcy Code or applicable state bankruptcy or insolvency laws or is otherwise void or voidable or subject to subordination under similar laws or principles or for any other reason.

     (g) Accuracy of Information. All written information supplied by or on behalf of Transferor to Transferee for purposes of or in connection with any Agreement Document or any transaction contemplated herein or therein is true, complete and accurate in all material respects and such information is not incomplete by omitting to state a material fact or any fact necessary to make the statements contained therein not misleading in any material respect on the date as of which such information is dated.

     (h) UCC Information. The chief executive office of Transferor is located at its address referred to in Section 11.02. Transferor uses no name other than its actual corporate name and the trade names set forth in
Exhibit 5.01(h). Since January 1, 1989, Transferor has not been known by any legal name other than its corporate name as of the date hereof, nor has Transferor been the subject of any merger or other corporate reorganization that resulted in a change in its name, identity or corporate structure. The jurisdictions listed on Exhibit 4.03(c) are the only jurisdictions in the United States or any political subdivision thereof where filing of a UCC-1 financing statement or any other document is necessary to perfect the interest of the Transferee in the Transferred Receivables and other Transferred Assets.

     (i) Eligible Receivables; Identification of Transferred Receivables. Each Receivable transferred on a Transfer Date shall be and was an Eligible Receivable on such date unless otherwise specifically agreed by Transferee. Transferor has no knowledge of any fact that should have led it to expect at the time of the applicable Transfer Date that any Transferred Receivable then being transferred to Transferee would not be paid in full when due.

     (j) Taxes. Transferor has filed or caused to be filed all tax returns and reports required by applicable laws, rules and regulations to have been filed by it and has paid all taxes, assessments and governmental charges thereby shown to be owing, except any such taxes, assessments or charges which are being diligently contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP shall have been set aside on its books.

     (k) Compliance with Applicable Laws. Transferor is in compliance with the requirements of all applicable laws, rules, regulations, and orders of all Governmental Authorities (federal, state, local or foreign, and including Environmental Laws, tax laws and laws with respect to ERISA and laws, rules and regulations applicable to the Contracts), a violation of any of which, individually or in the aggregate for all such violations, would be reasonably likely to have a Material Adverse Effect.

     (l) ERISA. Transferor and its ERISA Affiliates have not incurred and are not reasonably expected to incur any material liability in connection with any Plan, other than ordinary liabilities for benefits; neither Transferor nor any ERISA Affiliate has incurred or is reasonably expected to incur any material Withdrawal Liability to any Plan; and no Plan of Transferor or any ERISA Affiliate is reasonably expected to be in reorganization or to be terminated, within the meaning of Title IV of ERISA.


                                ARTICLE VI
                      GENERAL COVENANTS OF TRANSFEROR

     SECTION 6.01 Affirmative Covenants of Transferor. Until the first day following the Termination Date on which all Carryforward Amounts have been reduced to zero or cancelled by Transferee, and all Transferred Receivables and all Obligations are paid in full in cash, Transferor will:

     (a) Compliance with Laws, Etc. Comply, and cause each of its Subsidiaries to comply, in all material respects with all applicable laws (including Environmental Laws), rules, regulations, permits, orders, consent decrees and judgments binding on Transferor and its Subsidiaries, except where failure to so comply could not reasonably be expected to have a Material Adverse Effect.

     (b) Preservation of Corporate Existence and Name. (i) Preserve and maintain, and cause its Material Subsidiaries to preserve and maintain, its corporate existence, rights, franchises and privileges in the jurisdiction of its incorporation; (ii) qualify and remain qualified in good standing as a foreign corporation in each jurisdiction except where the failure to maintain a franchise or privilege or to remain qualified would not have a Material Adverse Effect; and (iii) not change its corporate name or the name under or by which it does business except upon 30 days' prior written notice to Transferee and the Servicing Agent and after taking all action required by Section 6.03(b).

     (c) Audits. At the expense of Transferor, upon reasonable prior notice at any time and from time to time during regular business hours, permit, and cause its Subsidiaries to permit, Transferee or its agents or representatives (i) to examine and make copies of and abstracts from the records of, and (ii) to visit the offices and properties of, Transferor, or to the extent that Transferor is serving in the capacity of Servicing Agent, the Servicing Agent, and to discuss matters relating to Transferred Assets or Transferor's or the Servicing Agent's performance hereunder with any of the officers or employees of Transferor or the Servicing Agent, provided, that unless a Termination Event or Unmatured Termination Event shall have occurred and be continuing, only one such audit in any calendar year shall be at the expense of Transferor.

     (d) Keeping of Records and Books of Account. Maintain (or cause the Servicing Agent to maintain) at all times accurate and complete books, records and accounts relating to the Receivables, Related Assets and Contracts and all Collections thereon in which timely entries shall be made. Transferor will, or will cause the Servicing Agent to, maintain operating procedures (including an ability to recreate records) evidencing the Transferred Assets and documents, books, records and other information reasonably necessary or advisable for the collection of all Transferred Assets.

     (e) Performance and Compliance with Receivables and Contracts. Timely and fully perform and comply and cause its Subsidiaries to timely and fully perform and comply, with all of its obligations under the Contracts and all purchase orders and other agreements related to the Transferred Assets in all material respects.

     (f) Location of Records. Keep its principal place of business and chief executive office at the address(es) referred to in Section 5.01(h) or, upon 30 days' prior written notice to Transferee, at other locations in jurisdictions in the United States where all action required by
Section 6.03(b) shall have been taken and completed.

     (g) Taxes. Pay and discharge, and cause its Subsidiaries to pay and discharge, all taxes and governmental charges imposed upon it or its properties, prior to the date on which penalties attach thereto, if failure to pay such taxes or governmental charges could reasonably be expected to have a Material Adverse Effect; except any such tax or charge which is being contested in good faith and by appropriate proceedings if such contest shall operate to stay the Material Adverse Effect of any such nonpayment.

     (h) Availability of Eligible Receivables. Use commercially reasonable efforts to manage its Receivables so that it will have available for transfer to Transferee on each Transfer Date Eligible Receivables that have an aggregate Dollar Equivalent Balance of not less than the Required Dollar Receivables Amount specified for such Transfer Date and that are free of any Adverse Claims.

     (i) Letter of Credit. At all times from any Transfer Date to the day which falls 120 days after the applicable Settlement Date cause the Letter of Credit to be in full force and effect in favor of the Transferee in a face amount of not less than the Required L/C Amount applicable to such Transfer Date.

     (j)  Reporting Requirements of Transferor.  Furnish to Transferee:

          (i) Quarterly Financials. As soon as available and in any event within 55 days after the end of each fiscal quarter (except the fourth fiscal quarter of any fiscal year), consolidated balance sheets of Transferor and its Subsidiaries as of the end of such fiscal quarter and consolidated statements of operations and cash flows of Transferor and its Subsidiaries for such fiscal quarter and for the period commencing at the end of the previous fiscal year and ending with the end of such fiscal quarter, in each case in reasonable detail and duly certified (subject to year-end audit adjustments and without footnotes) by the chief financial officer, treasurer or assistant treasurer of Transferor as having been prepared in accordance with GAAP (applied on a consistent basis).

          (ii) Annual Financials. As soon as available and in any event within 120 days after the end of each fiscal year, a copy of Transferor's annual report on Form 10-K (or any successor form in substantially the same format) for such fiscal year of Transferor and its Subsidiaries, including therein a consolidated balance sheet of Transferor and its Subsidiaries as of the end of such fiscal year and consolidated statements of operations and cash flows of Transferor and its Subsidiaries for such fiscal year, certified in a manner acceptable to the Transferee by independent public accountants of nationally recognized standing acceptable to Transferee. The Transferor acknowledges that (without limitation) Transferee is relying upon the financial statements delivered from time to time pursuant to this Agreement, including the annual audited financials referenced in this Section;

          (iii) Termination Events. Within five Business Days after Transferor discovers the occurrence of any Termination Event or Unmatured Termination Event continuing on the date of such statement, a statement of a Responsible Officer setting forth details of such Termination Event or Unmatured Termination Event and the action that Transferor proposes to take with respect thereto;

          (iv) ERISA Event. Promptly and in any event within ten days after a Responsible Officer of Transferor or any ERISA Affiliate knows or has reason to know that any material ERISA Event has occurred, a statement of a Responsible Officer of Transferor describing such ERISA Event and the action, if any, that Transferor or such ERISA Affiliate proposes to take with respect thereto;

          (v) Proceedings. Promptly after a Responsible Officer of Transferor becomes aware of the commencement thereof, notice of all actions, suits and proceedings before any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, affecting Transferor or any of its Subsidiaries of the type described in Section 5.01(d);

          (vi) SEC Reports. Promptly after the sending or filing thereof, copies of all reports on Form 10-K, 10-Q or 8-K that Transferor files with the Securities and Exchange Commission or any governmental authority that may be substituted therefor;

          (vii) Adverse Claim. As soon as possible after the occurrence thereof, written notice that describes in reasonable detail the creation or existence of any Adverse Claim (other than any Adverse Claim arising solely as a result of any action taken by Transferee hereunder) on or with respect to Transferred Assets, other than the security interest in favor of BofA as Agent under the Bank Credit Agreement; and

          (viii) Other Information. Such other information respecting the business or properties or the condition, financial or otherwise, or operations of Transferor or any of its Subsidiaries as Transferee may from time to time reasonably request.

Transferee agrees that delivery to BofA under the Bank Credit Agreement of any of the documents required by this clause (j) (other than clauses
(j)(iii) and (j)(vii)) shall satisfy Transferor's obligation to deliver such documents hereunder.

Notwithstanding the foregoing, upon the occurrence and during the continuance of a Termination Event or a Unmatured Termination Event, Transferor will, and will cause its Subsidiaries to, provide to the Transferee additional information and any and all of the above information more frequently to the extent requested by the Transferee.

     SECTION 6.02 Negative Covenants of Transferor. Until the first day following the Termination Date on which all Carryforward Amounts have been reduced to zero or cancelled and all Transferred Receivables and all Obligations are paid in full and in cash, Transferor will not:

     (a) Sales, Adverse Claims, Etc. Sell, assign (by operation of law or otherwise) or otherwise dispose of (with or without recourse) or suffer to exist any Adverse Claim upon, any Transferred Assets.

     (b) Extension or Amendment of Receivables or Contracts. Except to the extent permitted in Section 7.02, extend, amend or otherwise modify or waive the terms of any Transferred Receivable, or of any Contract related thereto, which extension, amendment, modification or waiver would, individually or in the aggregate for all such extensions, amendments, modifications and waivers, be reasonably likely to have a Material Adverse Effect, it being understood that no extension, amendment, modification or waiver shall relieve the Transferor of its obligations under Article X.

     SECTION 6.03 Grant of Security Interest. (a) To secure the prompt payment and performance of all Obligations, whether now or hereafter existing, due or to become due, direct or indirect, or absolute or contingent, Transferor grants to Transferee and the other Indemnified Parties a security interest (which, to the extent that such property constitutes Receivables and proceeds thereof and the laws of the United States or any political subdivision thereof may be applicable, is a first priority security interest) in all of Transferor's right, title and interest now or hereafter existing in, to and under all Transferred Receivables and Related Assets. This Agreement shall constitute a security agreement under the UCC.

     (b) Further Assurances. Transferor agrees that from time to time, at Transferor's expense, it will promptly execute and deliver all further instruments and documents, and take all further action that Transferee may reasonably request, in order to protect, perfect or more fully evidence the security interest granted to Transferee pursuant to Section 6.03(a) or to enable Transferee to enforce such security interest or to exercise any rights or remedies under any Agreement Document. Without limiting the generality of the foregoing, Transferor will execute and file such financing or continuation statements, or amendments thereto or assignments thereof, and such other instruments or notices, as Transferee may determine is necessary or appropriate.

Transferor hereby authorizes Transferee to file one or more financing or continuation statements, and amendments thereto and assignments thereof, relative to all or any of the Transferred Assets now existing or hereafter arising in the name of Transferor. If Transferor or the Servicing Agent fails to perform any of its agreements or obligations under any Agreement Document, Transferee may (but shall not be required to) itself perform, or cause performance of, such agreement or obligation, and the expenses of Transferee incurred in connection therewith shall be payable by Transferor as provided in Section 11.05.

     (c)  Remedies.  Upon the occurrence of a Termination Event,
Transferee shall have, with respect to the security interest granted pursuant to subsection (a) above, and in addition to all other rights and remedies available to Transferee under any Agreement Documents or applicable law, all the rights and remedies of a secured party under the UCC.

                                ARTICLE VII
                       ADMINISTRATION AND COLLECTION

     SECTION 7.01 Designation of the Servicing Agent. (a) The servicing, administering and collection of the Transferred Assets shall be conducted by the Person (the "Servicing Agent") so designated from time to time in accordance with this Section 7.01. Until Transferee gives notice (a "Successor Notice") to Transferor of the designation of a new Servicing Agent, Transferee hereby designates Transferor as, and Transferor hereby agrees to perform the duties and obligations of, the Servicing Agent pursuant to the terms hereof and in accordance with all applicable laws. Transferee, in its discretion, may provide Transferor with a Successor Notice at any time after the occurrence and during the continuance of a Termination Event described in Section 8.01(a)(i), Section 8.01(f) or
Section 8.01(m).

     (b) Upon Transferor's receipt of a Successor Notice, Transferor will terminate its activities as the Servicing Agent hereunder in a manner which Transferee indicates will facilitate the transition of the performance of such activities to the new Servicing Agent. Transferee (or its designee) shall assume each and all of Transferor's obligations to service and administer the Transferred Assets, on the terms and subject to the conditions set forth herein, and Transferor shall use its best efforts to assist Transferee (or its designee) in assuming such obligations.

     (c) The Servicing Agent may, with the prior consent of Transferee, subcontract with any third party to service, administer or collect the Transferred Assets, provided that the Servicing Agent shall remain liable for the performance of the duties and obligations of the Servicing Agent pursuant to the terms hereof. Transferee hereby consents to the Transferor, as the Servicing Agent, subcontracting servicing, administrative and collection responsibilities to any of its Subsidiaries.

     SECTION 7.02 Duties of the Servicing Agent. (a) Transferee hereby appoints as its agent the Servicing Agent, to enforce Transferee's rights and interests in, to and under the Transferred Assets and the related Contracts on the terms and conditions hereof. The Servicing Agent shall take or cause to be taken all such actions as may be necessary or advisable to collect each Transferred Asset in accordance with applicable laws, rules and regulations with the same degree of care and diligence as the Servicing Agent uses to collect Receivables that it owns; provided that without the express written consent of Transferee, the Servicing Agent shall not bring suit or commence other enforcement actions or proceedings in the name or on behalf of Transferee to collect any Transferred Assets. The Servicing Agent shall set aside for the account of Transferee Collections of Transferred Assets in accordance with
Section 2.03. The Servicing Agent may adjust the Unpaid Balance of any Transferred Receivable to reflect the reductions or cancellations described in the first sentence of Section 2.01(a). So long as Transferor is Servicing Agent, it shall write off Transferred Receivables from time to time in accordance with the Transferor's historical credit and collection policies and practices as in effect on the date hereof and as from time to time amended.

     (b) Following delivery of a Successor Notice, Transferor shall deliver to the Servicing Agent, and the Servicing Agent shall hold in trust for Transferor and Transferee in accordance with their respective interests, the Records, provided, that if Transferor shall not be the Servicing Agent, Transferor shall only be required, at Transferor's expense, to provide the Servicing Agent with copies thereof and access thereto to the extent necessary to enable the Servicing Agent to collect the Transferred Receivables. The Servicing Agent shall promptly after demand, at Transferor's expense, deliver to Transferor any Records that do not relate to Transferred Assets.

     (c) The Servicing Agent's authorization under this Agreement shall terminate on the first day after the Termination Date on which any Carryforward Amount has been reduced to zero or cancelled, and all Transferred Receivables and all Obligations shall have been finally and fully paid and performed.

     (d) Transferor acknowledges that Transferee has relied on Transferor's agreement to act as the Servicing Agent hereunder in its decisions to execute and deliver the Agreement Documents. In recognition of the foregoing, Transferor agrees not to resign as the Servicing Agent with respect to Transferred Receivables, unless Transferor has received an opinion of counsel, in form and substance satisfactory to Transferee, to the effect that Transferor is not permitted by applicable law to serve in such capacity.

     SECTION 7.03 Rights of Transferee. (a) At any time when any Termination Event described in Section 8.01(a)(i), Section 8.01(f) or
Section 8.01(m) exists:

          (i)  Transferee may direct the Obligors of Transferred
     Receivables, or any of them, to pay all amounts payable under any Transferred Assets directly to Transferee or its designee.

          (ii) Transferee may, and Transferor shall, at Transferee's request and at Transferor's expense, give notice of Transferee's interest in the Transferred Assets to each said Obligor and direct that payments be made directly to Transferee or its designee, which notice shall be acceptable in form and substance to Transferee.

          (iii) Transferor will, at Transferee's request and at Transferor's expense, cause each Obligor in respect of Transferred Receivables to make payment thereof directly to a blocked account of Transferor at Transferee.

          (iv) Transferor shall, at Transferee's request, (A) assemble and make available to Transferee at a place selected by Transferee, copies of all of the Records which evidence Transferred Assets, or which are otherwise necessary or desirable to collect Transferred Assets, and (B) segregate all cash, checks and other instruments received by it from time to time constituting Collections or other proceeds from any Transferred Asset in a manner acceptable to Transferee and promptly remit all such cash, checks and instruments, duly endorsed or with duly executed instruments of transfer, to Transferee or its designee.

          (v) Transferor hereby authorizes Transferee or its designee to take any action in the name and on behalf of Transferor (except to the extent expressly provided otherwise in Section 7.03(a)) which is necessary or desirable, in the reasonable determination of Transferee, to collect all amounts due under any and all Transferred Assets.

     (b) Transferor hereby grants to Transferee an irrevocable power of attorney, with full power of substitution, coupled with an interest, from time to time after the occurrence and during the continuance of a Termination Event described in Section 8.01(a)(i), 8.01(f) or 8.01(m), to take any action and to execute any instrument that Transferee, in its reasonable determination, may deem necessary to accomplish the purposes of the Agreement Documents, including (i) to ask, demand, collect, sue for, recover, compromise, receive and give acquittance and receipts for moneys due and to become due under or in respect of any Transferred Asset; (ii) to receive, endorse, negotiate, transfer, deposit, collect and otherwise deal with any such drafts or other instruments, documents and chattel paper with respect to Transferred Assets; (iii) to file any claims or take any action or institute any proceedings which Transferee, in its reasonable determination, may deem necessary for the collection of or enforcement of rights with respect to any Transferred Assets; and (iv) to perform the affirmative obligations of Transferor under any Agreement Document. If and to the extent Transferee shall collect or receive any amounts hereunder in excess of the Obligations, Transferee shall, at the request of Transferor showing calculation of such excess in reasonable detail, promptly remit such excess to Transferor.

     SECTION 7.04 Responsibilities of Transferor. Anything herein to the contrary notwithstanding:

     (a) Transferor shall perform and comply with all of its obligations under the Contracts related to the Transferred Assets and under the related purchase orders and other agreements to the same extent as if Transferred Assets with respect thereto had not been transferred hereunder to Transferee, and the exercise by Transferee of its rights hereunder or in connection herewith shall not relieve Transferor from such obligations.

     (b) Transferee shall not have any obligation (other than its obligations to Transferor which are expressly set forth in this Agreement) or liability with respect to any Transferred Receivables, any Contracts related thereto or any other related purchase orders or other agreements, or any other Transferred Assets, nor shall it be obligated to perform any of the obligations of Transferor or any of its Subsidiaries thereunder.

     (c) Transferor hereby grants to the Servicing Agent (if the Servicing Agent is not Transferor) an irrevocable power of attorney, with full power of substitution, coupled with an interest, to take in the name of Transferor all steps necessary or advisable to endorse, negotiate or otherwise realize on any writing or other right of any kind held or transmitted by Transferor or transmitted or received by Transferee (whether or not from Transferor) in connection with any Transferred Asset; provided that the Servicing Agent shall exercise such power of attorney in a manner which will not conflict with the power of attorney that Transferor has granted to Transferee pursuant to Section 7.03(b).

     (d) Notwithstanding anything contained in Section 2.01 to the contrary, if at any time Transferor shall not be the Servicing Agent, Transferor shall deliver all Collections received or deemed received by it in respect of the Transferred Assets to Transferee prior to the applicable Settlement Date relating to such Transferred Assets, and Transferee shall deal with such Collections as if such Collections had actually been received from the related Obligor on the applicable dates. So long as Transferor shall hold any Collections or deemed Collections required to be paid to Transferee hereunder, it shall hold such Collections in trust and, if a Termination Event under Section 8.01(f) or (m) shall be continuing, separate and apart from its own funds, and shall clearly mark its records to reflect such trust.

     (e) Transferor hereby irrevocably agrees that if at any time it shall cease to be Servicing Agent hereunder, it shall act (if the then current Servicing Agent so requests) as the data processing agent of the Servicing Agent and, in such capacity, Transferor shall conduct (and shall cause each of its Affiliates whose participation is necessary to enable Transferor to conduct) the data processing functions relating to the servicing, collection and administration of the Transferred Assets in substantially the same way that Transferor (or its subcontractors) conducted such data processing functions while Transferor acted as the Servicing Agent. Without in any way limiting the effect of the first sentence of this Section 7.04(e), upon the request of Transferee, Transferor will license (to the extent it may lawfully do so) to Transferee or the Successor Servicing Agent all computer software used by Transferor and necessary or desirable to service the Transferred Assets effectively in accordance with the terms of this Agreement, provided that such license shall not take effect unless a Successor Notice has been delivered to Transferor. Once a Successor Notice has been delivered to Transferor, Transferor shall at its own expense use its best efforts to obtain for Transferee and any Successor Servicing Agent sublicenses of all third-party computer software used by Transferor and necessary or desirable to service the Transferred Assets effectively in accordance with the terms of this Agreement.

     (f) If at any time a Person is appointed to replace Transferor as the Servicing Agent pursuant to Section 7.01 (herein such Person being called a "Successor Servicing Agent"), such Successor Servicing Agent shall receive a reasonable and customary fee as compensation for the services to be performed by it hereunder as the Servicing Agent. The servicing fee shall be paid by Transferor to the Successor Servicing Agent monthly in arrears.


                               ARTICLE VIII
                            TERMINATION EVENTS

     SECTION 8.01 Termination Events. Each of the following events shall be a "Termination Event" hereunder:

     (a) (i) Any amount payable by Transferor or the Servicing Agent under any Agreement Document is not paid when due or any deposit for the benefit of Transferee is not made when required hereunder, which failure continues for (A) three Business Days, in the case of any payment or deposit which is required to be made on any Settlement Date, (B) five Business Days, in the case of any payment or deposit which is required to be made on any Transfer Date, or (C) ten Business Days, in the case of any other payment or deposit hereunder, or (ii) the Servicing Agent shall fail to perform or observe any term, covenant or agreement hereunder (other than as referred to in clause (i) next above) and such failure shall remain unremedied for ten Business Days;

     (b) Any representation or warranty made or deemed to be made by Transferor under or in connection with any Agreement Document, or any other information or report delivered pursuant hereto or thereto shall prove to have been incorrect in any material respect when made, and, in the case of any incorrectness of any warranty with respect to any Transferred Asset which was made or deemed made in Section 5.01(i), Transferor shall not have (A) substituted new Transferred Assets for the Transferred Assets as to which such warranty is incorrect, as provided in
Section 2.01(b), within the time required by such Section, and (B) made all payments required by such Section;

     (c) Transferor (A) shall fail on any Transfer Date to either (i) transfer to Transferee Eligible Receivables having an aggregate Dollar Equivalent Balance of not less than the Required Dollar Receivables Amount applicable to such Transfer Date, after giving effect to all reductions in Base Foreign Currency Amounts applicable to such Transfer Date pursuant to
Section 1.06(b), or (ii) deliver to Transferee a Deficiency Certificate pursuant to Section 1.02(f), and (B) shall thereafter fail to make any payment required by Section 3.04, and such failure to make such payment shall continue for five Business Days.

     (d) Transferor shall fail to perform or observe any term, covenant or agreement contained in any Agreement Document (excluding the terms, covenants and agreements described above in Sections 8.01(a) and (c), which failure continues unremedied for thirty days after written notice by Transferee to Transferor;

     (e) (i) Transferor or any of its Subsidiaries shall fail to pay any principal of, premium or interest on, or any other amount payable in respect of, (A) any Debt outstanding under the Bank Credit Agreement, or
(B) any other Debt outstanding in a principal or notional amount of at least $25,000,000 in the aggregate (but excluding Debt arising hereunder) when the same becomes due and payable (whether by scheduled maturity, required prepayment, redemption, purchase, defeasance, cash collateralization, acceleration, demand or otherwise), and such failure shall continue (x) after the applicable grace period, if any, in the case of a non-payment of principal or (y) for five Business Days after the applicable grace period, if any, in the case of non-payment of any other amount, in each case specified in the agreement or instrument relating to such Debt and shall not have been cured or waived; (ii) any failure to make any payment or any other event shall occur or condition shall exist under any agreement or instrument relating to any such Debt (including the Bank Credit Agreement), if the effect of such failure, event or condition is to accelerate, or to permit the acceleration of, the maturity of such Debt or otherwise to cause, or to permit the holder thereof to cause, such Debt to become due and payable (whether by required prepayment (other than by a regularly scheduled required prepayment), purchase, redemption, defeasance, cash collateralization, acceleration, demand or otherwise) or an offer to prepay, redeem, purchase or defease such Debt shall be required to be made, prior to its scheduled maturity, and, unless such Debt has been accelerated or otherwise has become due and payable prior to its scheduled maturity, such failure, event or condition continues for ten Business Days after any grace period specified in the applicable agreement or instrument relating to such Debt; or (iii) any default, termination event, repurchase event or like event by or relating to Transferor or any of its Affiliates shall have occurred under any agreement (other than an Agreement Document) that involves a commitment of $25,000,000 or more and provides for (x) the sale, assignment or factoring of accounts receivables or (y) any other structured financing or off-balance sheet financing and, in the case of any such default, termination event or like event, shall have continued for the grace period, if any, applicable thereto, and as a result (A) in the case of clause (x) next above, the obligation to purchase, take by assignment or factor such receivables shall have been terminated or the transferee of receivables shall have the right (with or without the passage of time or the giving of notice, or both) to terminate such obligation or (B) in the case of clause (y) next above, the obligations of the other party or parties to such other structured financing or off-balance sheet financing shall terminate or such other party or parties shall have the right to terminate such obligations.

     (f) A Bankruptcy Event with respect to Transferor or any of its Material Subsidiaries shall occur;

     (g) There shall occur any event which materially and adversely affects the collectibility of the Transferred Assets taken as a whole or the ability of Transferor or the Servicing Agent to either collect Transferred Assets or perform its obligations under any Agreement
Document;

     (h) The Internal Revenue Service shall file notice of a lien pursuant to Section 6323 of the Internal Revenue Code with regard to any of the assets of Transferor and such lien shall not have been released within 30 days, or the PBGC shall, or shall indicate its intention to, file notice of a lien pursuant to Section 4068 of ERISA with regard to any of the assets of Transferor or any of its Affiliates.

     (i)  Any Change in Control shall occur;

     (j) Any judgments, decrees, or orders shall be rendered against Transferor or any of its Material Subsidiaries in excess of $15,000,000 in the aggregate and which are not, within a period of 30 days, either satisfied or stayed pending appeal;

     (k) Any Agreement Document, or any security interest granted thereunder shall (except in accordance with its terms), in whole or in part, cease to be in full force and effect or shall be declared to be null and void, or the validity or enforceability thereof shall be contested by Transferor, any of its Affiliates or the Servicing Agent or any such Person shall deny that it has any obligation thereunder, provided, that the failure of any security interest granted under any Agreement Document with respect to any Transferred Receivable to be in full force and effect shall not be a Termination Event hereunder if the Transferor shall have substituted new Receivables for such Transferred Receivable as provided by
Section 2.01(ii), within the time limits provided thereby, and shall have made all payments provided by such Section;

     (l) Any security interest granted hereunder in the Transferred Assets and proceeds thereof shall, except as otherwise permitted by this Agreement, fail to or be alleged by Transferor or an Affiliate not to create, a valid security interest (which, insofar as the laws of the United States or any of its political subdivisions may apply, shall be a first priority perfected security interest) in favor of Transferee;

     (m) The Letter of Credit shall not at any time be (or shall at any time be alleged by Transferor, any Affiliate of Transferor, or any trustee or other representative of any thereof, or the issuer of the Letter of Credit not to be) in full force and effect in the amount and with an expiry date as required by Section 6.01(i) or the Transferor, any Affiliate thereof or any trustee or other representative of any thereof shall seek any injunction, order or other legal process to delay or prevent any drawing on the Letter of Credit; or

     (n) Transferee shall have made any drawing under the Letter of Credit in accordance with this Agreement.

     SECTION 8.02 Remedies. (a) Upon the occurrence of a Termination Event (other than a Termination Event described in Section 8.01(f) with respect to Transferor, Transferee may by notice to Transferor declare the Termination Date to have occurred. The Termination Date shall be deemed to have occurred automatically upon the occurrence of a Termination Event described in Section 8.01(f) with respect to Transferor.

     (b) Upon the occurrence of the Termination Date as a result of the occurrence of any Termination Event, Transferee shall compute, as liquidated damages, the Early Termination Payment to be paid in connection therewith pursuant to Section 1.08, together with any amounts payable to Transferee pursuant to Section 3.04(a) arising as a consequence of Transferor's not selling Transferred Receivables to Transferee on any scheduled Transfer Date in accordance with any outstanding Supplement, and any amounts payable by Transferor pursuant to Section 3.04(b); provided that no Early Termination Payment shall be paid to Transferor that results from the occurrence of the Termination Date until all Carryforward Amounts have been reduced to zero and all Transferred Receivables and all Obligations shall have been finally and fully paid and performed in full and in cash. Upon termination of the Facility pursuant to this
Section 8.02, Transferee shall have, in addition to all other rights and remedies under this Agreement or otherwise, all other rights and remedies provided under the UCC of each applicable jurisdiction and under all other applicable laws, which rights shall be cumulative.

     (c) Transferor acknowledges and agrees that the obligation of Transferee to purchase Receivables on any Transfer Date is a "Financial Accommodation", within the meaning of 11 U.S.C. 365(c)(2), but any termination of Transferee's obligation to purchase Receivables hereunder shall not relieve Transferor of any obligation to make any Early Termination Payment or other payment due hereunder.

     (d) No Termination Date or Termination Event shall have the effect of accelerating any Settlement Date or otherwise causing any Transferred Receivable or Transferred Receivables Amount to become due and payable prior to the Settlement Date specified therefor in the applicable
Assignment Certificate.

     (e) (i) Notwithstanding the foregoing, if (A) a Termination Event under Section 8.01(i) or (B) a Termination Event under Section 8.01(d) resulting from a breach of Section 6.01(b)(i) that is caused only by a Change in Control (each a "Change in Control Termination Event") shall have occurred, then, (but only if and so long as no other Termination Event shall occur or be continuing) Transferee's remedies with respect to such Change in Control Termination Event shall be limited as set forth in this clause (e).

          (ii) If, following such Change in Control Termination Event, each Surviving Entity shall have ratified and agreed to be bound by this Agreement and the Agreement Documents to the same extent as Transferor, by documents in form and substance satisfactory to Transferee, then Transferee (A) will not specify an Early Termination pursuant to Section 1.08(b) and (B) will continue to accept and pay the Purchase Price for Transfers on each Transfer Date as provided in this Agreement and any Agreement Document, provided, that (1) all conditions precedent to such Transfers and such payments that are set forth in Section 4.03 (other than the absence of a Change in Control Termination Event) have been met, (2) the credit rating (or implied credit rating) given by S&P to the senior unsecured and uncredit-enhanced long term debt of each Surviving Entity is not lower than the credit rating or implied credit rating that S&P gave to such debt of Transferor immediately prior to such Change in Control, and (3) if S&P does not issue a credit rating or implied credit rating for any such debt of any Surviving Entity, then, in the reasonable opinion of Transferee, the combined financial condition of the Surviving Entities is not materially worse than that of Transferor prior to such Change in Control.

          (iii) The term "Surviving Entity" means, with respect to any Change in Control, (A) Transferor, if Transferor survives such Change in Control, (B) any Person with or into which Transferor is merged or consolidated, if Transferor does not survive such Change in Control,
     (C) any Person that, following such Change in Control, owns beneficially, directly or indirectly, securities (or securities which are convertible into such securities) representing more than 50% of the combined voting power of all securities entitled to vote in the election of directors of Transferor or any Person with or into which Transferor is merged or consolidated, and (D) any Person or Persons to which all or substantially all of Transferor's assets have been transferred.

          (iv) Nothing herein shall obligate Transferee to enter into any Supplement following any Change in Control Termination Event.

     SECTION 8.03 Drawing on Letter of Credit. Without limiting any of Transferee's other rights and remedies hereunder, and irrespective of whether the Termination Date shall have occurred, if within three Business Days after any Settlement Date the Transferee shall not have been paid in immediately available funds (whether by Transferor, Servicing Agent or any applicable Obligor) the entire Transferred Receivable Amount due on such Settlement Date, together with any yield (if any) payable on such Settlement Date pursuant to Section 3.03 and any interest accrued from such Settlement Date to the date of payment pursuant to Section 2.07, Transferee may, without notice to Transferor, draw on the Letter of Credit (in one or more drawings) for all or any portion of any such amount which has not been paid as of the date of such drawing. No drawing under the Letter of Credit, and no application of any proceeds of any such drawing, shall cure any Termination Event or Unmatured Termination Event.


                                ARTICLE IX
                       INDEMNIFICATION; EXCULPATION

     SECTION 9.01 Indemnities by Transferor. Without limiting any other rights which any Indemnified Party may have hereunder or under applicable law, Transferor hereby agrees to indemnify each of Transferee and each of its Affiliates, each of its and their respective successors, transferees and assigns and all of its and their officers, directors, shareholders, controlling persons, employees and agents (each an "Indemnified Party"), forthwith on demand, from and against any and all damages, losses, claims (whether on account of settlements or otherwise), judgments, liabilities and related costs and expenses, including reasonable attorneys' fees and disbursements and the allocated costs of in-house counsel, if any (all of the foregoing being collectively called "Indemnified Amounts") that may be incurred by or asserted against any Indemnified Party in each case arising out of or in connection with or by reason of, or in connection with the preparation for a defense of, any investigation, litigation or proceeding (whether or not an Indemnified Party is a party thereto) arising out of, related to or in connection with, any Contract or Agreement Document, any Letter of Credit, or the transactions contemplated herein or therein or the acquisition of any Receivable or any other Transferred Asset or the use of proceeds herefrom or therefrom; provided that no Indemnified Party shall be indemnified under this Section 9.01 with respect to (i) matters for which such Indemnified Party has been compensated pursuant to any other provision of this Agreement or (ii) Indemnified Amounts caused by or resulting from the gross negligence or willful misconduct of such Indemnified Party as finally determined by a court of competent jurisdiction. If any action is brought against any Indemnified Party with respect to any Contract, such Indemnified Party shall promptly notify Transferor in writing of the institution of such action and Transferor shall thereupon have the right, at its option, to elect to assume the defense of such action. If Transferor so elects, it shall promptly assume the defense of such action, including the employment of counsel (reasonably satisfactory to such Indemnified Party) and payment of expenses. Such Indemnified Party shall have the right to employ its or their own counsel in any such case, but the fees and expenses of such counsel shall be at the expense of such Indemnified Party unless (i) the employment of such counsel shall have been authorized in writing by Transferor in connection with the defense of such action or (ii) Transferor shall not have properly employed counsel reasonably satisfactory to such Indemnified Party to have charge of the defense of such action, in which case such fees and expenses shall be paid by Transferor. If such Indemnified Party shall have reasonably concluded (based upon the advice of counsel) that the representation by one counsel of the Indemnified Party and Transferor creates a conflict of interest for such counsel, the reasonable fees and expenses of such counsel shall be borne by Transferor and Transferor shall not have the right to direct the defense of such action on behalf of the Indemnified Party (but shall retain the right to direct the defense of such action on behalf of Transferor). Anything in this Section 9.01 to the contrary notwithstanding, Transferor shall not be liable for the fees and expense of more than one counsel for any Indemnified Party in any jurisdiction as to any Indemnified Amounts or for any settlement of any Indemnified Amounts effected without its written consent. All Obligations of Transferor under this Section 9.01 shall survive the making and repayment of the Obligations and the termination of this Agreement.

     If for any reason the indemnification provided in this Section 9.01 is unavailable to an Indemnified Party or is insufficient to hold an Indemnified Party harmless, then Transferor shall contribute to such Indemnified Party the maximum amount that can be paid to such Indemnified Party as a result of such loss, claim, damage or liability.

     SECTION 9.02 Exculpation. Notwithstanding anything contained herein to the contrary, no Indemnified Party shall be liable to Transferor or any other Person in any manner in respect of any Indemnified Amounts awarded against or incurred by Transferor, any of its Affiliates, any of its and their respective successors, transferees and assigns or any of its and their officers, directors, shareholders, controlling persons, employees and agents (each a "Transferor Party"), in each case arising out of or in connection with or by reason of, or in connection with the preparation for a defense of, any investigation, litigation or proceeding (whether or not a Transferor Party is a party thereto) arising out of, related to or in connection with, any Contract or Agreement Document or the transactions contemplated herein or therein or the acquisition of any Receivable or any other Transferred Asset or the use of proceeds herefrom or therefrom (collectively a "Transferor Matter") except to the extent that a court of competent jurisdiction finally determines that such Indemnified Amounts were caused by or resulted from the gross negligence or willful misconduct of such Indemnified Party. In no event, however, shall the Indemnified Parties be liable for any indirect, special, punitive, exemplary or consequential damages that may be incurred by or asserted against any Indemnified Party in each case arising out of or in connection with or by reason of, or in connection with the preparation for a defense of, any Transferor Matter.


                                 ARTICLE X
                                 GUARANTEE

     SECTION 10.01 Guarantee. In order to induce Transferee to agree to acquire Receivables and to perform its obligations under this Agreement, Transferor hereby unconditionally and irrevocably guarantees (as primary obligor and not merely as surety) to and for the benefit of Transferee the due and punctual payment, on or prior to the applicable Settlement Date, of each Transferred Asset (collectively, the "Guaranteed Obligations"). Transferor agrees that it shall pay, or shall cause to be paid, to Transferee on the applicable Settlement Date the entire amount which was owed on the related Transfer Date by the applicable Obligor with respect to each Transferred Asset or, if greater, the Transferred Receivables Amount applicable to such Transfer Date, in each case without any demand by or notice from Transferee, and Transferor hereby waives all notice and demand with respect to the making of such payment. Time is of the essence under this guarantee.

     SECTION 10.02 Waivers. Transferor agrees that the Guaranteed Obligations may be extended or renewed, in whole or in part, without notice to or further assent from it and without impairing its obligations under this Article X. Transferor hereby waives (a) presentation to, demand of payment from, and protest and notice of protest to it concerning the Guaranteed Obligations, (b) protest for nonpayment of any amount owed in respect of the Guaranteed Obligations and (c) all other notices to which it might otherwise be entitled as guarantor of the Guaranteed Obligations.

     SECTION 10.03 No Impairment. The obligations of Transferor under this Article X shall not be subject to any defense or set-off by reason of any lack of validity or enforceability, in whole or in part, of the Guaranteed Obligations. The obligations of Transferor hereunder with respect to its guaranty of the Guaranteed Obligations shall not be impaired by (a) any lack of validity or enforceability of or any Agreement Document, (b) the failure of Transferee to assert any claim or demand or to enforce any right or remedy against any Person under any Agreement Document or with respect to any Agreement Document or any Guaranteed Obligation, (c) any extension or renewal, in whole or in part, of any Agreement Document or any Guaranteed Obligation, (d) any rescission, waiver, release, compromise, amendment or modification of, or any consent to departure from, any of the terms or provisions of any Agreement Document or any Guaranteed Obligation, (e) any failure by any Person in the performance of any obligation with respect to any Agreement Document or any Guaranteed Obligation, (f) any act by Transferee to obtain or retain an Adverse Claim upon or a security interest in any property to secure any Guaranteed Obligations, or to release any security for any of the Guaranteed Obligations, (g) any exchange, release or nonperfection of any Adverse Claim or of Transferee's security interest or other rights in the Transferred Assets, (h) any bankruptcy of any Person, or (i) any other act or omission which may or might in any manner vary the risk of Transferor, or which would otherwise operate as a discharge of or other defense available to Transferor, as a matter of applicable law.

     SECTION 10.04   Waiver of Resort.  Transferor agrees that this
Article X constitutes a guaranty of payment and not merely of collection and waives any right to require that any resort be had by Transferee to any security held by it for the payment of the Guaranteed Obligations or to any balance or any deposit account or credit on the books of Transferee in favor of Transferor or any of its Subsidiaries.

     SECTION 10.05 Reinstatement. Transferor agrees that this Article X shall continue to be effective or be reinstated, as the case may be, if at any time any part of any payment in respect of any Guaranteed Obligation is stayed, rescinded or must otherwise be returned by Transferee upon the bankruptcy or reorganization of Transferor or any other Person or for any other reason.

     SECTION 10.06 Subrogation, Waivers, Etc. (a) Transferor hereby agrees that, until such time as all of the Obligations shall have been finally paid in full and in cash, the Facility shall have terminated, and this guarantee shall have been discontinued, any claim or other rights which Transferor may now or hereafter acquire against any Obligor that arise from the existence, payment, performance or enforcement of the guarantee under this Article X (collectively, "Subrogation Rights", which term shall include any right of subrogation, reimbursement, exoneration, contribution, indemnification, any right to participate in any claim or remedy of Transferee against any Transferred Asset or any such Obligor or any collateral now or hereafter pledged to Transferee or any other Person acting on behalf of Transferee by such Obligor, whether or not such claim, remedy or right arises in equity, at law or under contract, directly or indirectly, is for cash or other property or arises by set-off or in any other manner (as payment or security on account of such claim or other rights)) shall be subordinate to the rights and claims of Transferee against such Obligor. If any amount shall be paid to Transferor in respect of any Subrogation Right at a time when the Obligations shall not have been paid in full and in cash, the Facility shall not have been terminated or this guarantee shall not have been discontinued, such amount shall be deemed to have been paid to Transferor for the benefit of, and held in trust for the benefit of, Transferee, and shall forthwith be paid to Transferee. Transferor acknowledges that it will receive direct and indirect benefits from the transactions contemplated by the Agreement Documents and that the forbearance set forth in this Section 10.06 is knowingly granted in contemplation of such benefits.

     (b) Transferor understands and acknowledges that if Transferee forecloses, either by judicial foreclosure or by exercise of power of sale, any deed of trust (if any) securing the Guaranteed Obligations, that such foreclosure could impair or destroy any ability that Transferor may have to seek reimbursement, contribution, or indemnification from any Obligors or others based on any right Transferor may have of subrogation, reimbursement, contribution, or indemnification for any amounts paid by Transferor under this guarantee. Transferor further understands and acknowledges that in the absence of this paragraph, such potential impairment or destruction of Transferor's rights, if any, may entitle Transferor to assert a defense to this guarantee based on Section 580d of the California Code of Civil Procedures as interpreted in Union Bank v. Gradsky, 265 Cal. App.2d. 40 (1968). By executing this guarantee, Transferor freely, irrevocably, and unconditionally: (i) waives and relinquishes that defense and agrees that Transferor will be fully liable under this guarantee even though Transferee may foreclose, either by judicial foreclosure or by exercise of power of sale, any deed of trust securing the Guaranteed Obligations; (ii) agrees that Transferor will not assert that defense in any action or proceeding which Transferee may commence to enforce this guarantee; (iii) acknowledges and agrees that the rights and defenses waived by Transferor in this guarantee include any right or defense that Transferor may have or be entitled to assert based upon or arising out of any one or more of Sections 580a, 580b, 580d, or 726 of the California Code of Civil Procedure or Section 2848 of the California Civil Code; and (iv) acknowledges and agrees that Transferee is relying on this waiver in entering into and performing its obligations under this Agreement, and that this waiver is a material part of the consideration which Transferee is receiving for entering into and performing its obligations under this Agreement.

     (c) Transferor waives any rights and defenses available to Transferor by reason of Sections 2787 to 2855, inclusive, of the California Civil Code including, without limitation, (1) any defenses Transferor may have to its obligations under this guarantee by reason of an election of remedies by Transferee and (2) any rights or defenses Transferor may have by reason of protection afforded to any Obligor with respect to any of the Guaranteed Obligations pursuant to the antideficiency or other laws of California limiting or discharging any of the Guaranteed Obligations, including, without limitation, Sections 580a, 580b, 580d, or 726 of the California Code of Civil Procedure.

     (d) Transferor waives all rights and defenses arising out of an election of remedies by Transferee, even though that election of remedies, such as a nonjudicial foreclosure with respect to security for a guaranteed obligation, has destroyed Transferor's rights of subrogation and reimbursement against any Obligor by the operation of Section 580d of the California Code of Civil Procedure or otherwise.

     (e) No provision or waiver in this guarantee shall be construed as limiting the generality of any other waiver contained in this guarantee.

                                ARTICLE XI
                               MISCELLANEOUS

     SECTION 11.01 Amendments, Waivers, Etc. No amendment, modification or waiver of any provision of this Agreement nor consent to any departure therefrom shall in any event be effective unless the same shall be in writing and signed by (a) Transferor and Transferee (with respect to an amendment or modification) or (b) Transferee (with respect to a waiver or consent by it) or Transferor (with respect to a waiver or consent by it), as the case may be, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. Schedule II hereto and Annex I to Exhibit 1.02(b) may be modified at any time by mutual written consent of the parties. No failure or delay on the part of Transferee or any Indemnified Party to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by applicable law.

     SECTION 11.02 Notices, Etc. All notices and other communications provided for hereunder shall, unless otherwise stated herein, be in writing (including facsimile communication) and shall be personally delivered or sent by certified mail, postage prepaid, by facsimile or by overnight courier, to the intended party at the address or facsimile number of such party set forth under its name on the signature pages hereof or at such other address or facsimile number as shall be designated by such party in a written notice to the other parties hereto given in accordance with this Section 11.02. All such notices and communications shall be effective, (a) if personally delivered, when received, (b) if sent by certified mail, five Business Days after having been deposited in the mail, postage prepaid and properly addressed, (c) if transmitted by facsimile, when sent, receipt confirmed by telephone or electronic means, and (d) if sent by overnight courier, two Business Days after having been given to such courier unless sooner received by the addressee; provided that notwithstanding the foregoing, notices and communications pursuant to
Article I shall not be effective until received.

     SECTION 11.03 Binding Effect; Assignability; Survival of Provisions. This Agreement shall be binding upon and inure to the benefit of Transferor, Transferee and the Servicing Agent and their respective successors and assigns, and the provisions of Sections 3.02 and 6.03 and
Article IX shall inure to the benefit of Transferee and the Indemnified Parties, respectively, and their respective successors and assigns. Transferor shall not assign any of its rights hereunder or any interest herein without the prior written consent of Transferee. Transferee may not, without the prior written consent of Transferor (which consent may not be unreasonably withheld or delayed), assign its rights and obligations hereunder at any time to any Person, except that Transferee may, without such consent, assign any of such rights or obligations (i) to any present or future Affiliate of Transferee, and also (ii) at any time when any Termination Event or any Unmatured Termination Event described in
Section 8.01(f) shall have occurred and be continuing, to any Person selected by Transferee. This Agreement shall create and constitute the continuing obligations of the parties hereto in accordance with its terms, and shall remain in full force and effect until the date following the Termination Date on which any Carryforward Amount shall have been reduced to zero and all Transferred Receivables and all Obligations that have ever been outstanding hereunder have been finally and fully paid and performed. The rights and remedies with respect to any breach of any representation and warranty made by Transferor pursuant to Article V and the indemnification and payment provisions of Article IX and Sections 3.02,
3.05 and 11.07 shall be continuing and shall survive any termination of this Agreement.

     SECTION 11.04 Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF CALIFORNIA, EXCEPT TO THE EXTENT THAT THE PERFECTION OF THE INTERESTS OF TRANSFEREE IN THE TRANSFERRED ASSETS IS GOVERNED BY THE LAWS OF A
JURISDICTION OTHER THAN THE STATE OF CALIFORNIA.

     SECTION 11.05 Costs, Expenses and Taxes. In addition to its obligations under Article IX, Transferor agrees to pay to Transferee and the other Indemnified Parties on demand:

     (a) all reasonable out-of-pocket and other costs and expenses in connection with the preparation, execution, delivery and administration of the Agreement Documents and each Letter of Credit, including the reasonable fees and expenses of counsel (including local counsel and the allocated costs of in-house counsel, if any) for Transferee and the other Indemnified Parties with respect thereto, and all costs and expenses, if any (including reasonable counsel fees and expenses (including local counsel and the allocated costs of in-house counsel, if any)), in connection with the enforcement of the Agreement Documents and each Letter of Credit, or any claim of breach of contract, breach of warranty or any other breach of any Agreement Document and each Letter of Credit or any tort claim relating to any of the foregoing;

     (b) all present and future stamp and other taxes and governmental fees and charges payable or determined to be payable in connection with the execution, delivery, filing, recording or performance of the Agreement Documents (other than taxes on the overall net income of the Person that is requesting payment under this Section 11.05), and agrees to indemnify each such Person against all penalties and interest with respect to or resulting from such taxes, charges and fees and against all other liabilities with respect to or resulting from any delay in paying or omission to pay such taxes, charges and fees;

     (c) all reasonable costs and expenses of Transferee in connection with performing any of the obligations of Transferor or the Servicing Agent under or in connection with the Agreement Documents; and

     (d) all other reasonable costs and expenses and all taxes incurred by Transferee in connection with the auditing of Transferor's books relating to the Receivables by certified public accountants at any time, provided, that unless a Termination Event or Unmatured Termination Event shall have occurred and be continuing, Transferor shall only be required to reimburse Transferee for the cost of one such audit in each calendar year.

     SECTION 11.06 Execution in Counterparts. This Agreement may be executed in separate counterparts, each of which shall be deemed to be an original and all of which shall constitute one and the same Agreement.

     SECTION 11.07 Confidentiality. (a) Transferor acknowledges that Transferee regards the structure of the transactions contemplated by this Agreement to be proprietary, and Transferor agrees that:

          (i) it will not disclose without the prior consent of Transferee (other than to Transferor's directors, employees, auditors, counsel or affiliates (collectively, "Transferor Representatives"), each of whom shall be informed by Transferor of the confidential nature of the Information (as defined below) and of the terms of this Section 11.07), (A) detailed information regarding, or copies of, the Agreement Documents and the attachments thereto or any transaction specifically contemplated herein or therein, except to other financial institutions providing services or funds to Transferor who enter into a confidentiality agreement with respect to the Agreement Documents and the above-described attachments and the transactions specifically contemplated herein and therein (which agreement shall be satisfactory in form and substance to Transferee) and who agree not to copy or duplicate the structure of the transactions contemplated by this Agreement or otherwise to use the information described above that is so disclosed to them for any purpose other than their credit evaluations of Transferor or (B) any information regarding Transferee, which information is furnished by Transferee to Transferor and which is designated by Transferee to Transferor in writing as confidential or as not otherwise available to the general public (the information referred to in clauses (A) and (B) is collectively called the "Information"); provided that Transferor may disclose any such Information as may be required or requested by or to any municipal, state, federal or other regulatory body having or claiming to have jurisdiction over Transferor or in order to comply with any law, order, regulation, regulatory request or ruling applicable to Transferor;

          (ii) except as provided above, it will use the Information solely to evaluate, administer and enforce the transactions contemplated by the Agreement Documents and to make any necessary business judgments with respect thereto; and

          (iii) upon reduction of each Carryforward Amount to zero or cancellation thereof and final payment in full of all Transferred Receivables and all Obligations, it will, upon demand, return (and cause each of the Transferor Representatives to return) to Transferee all documents or other written material received from Transferee and all copies thereof made by Transferor which contain the Information.

     (b) Transferee acknowledges that Transferor regards certain information with respect to Transferor and the Receivables to be confidential, and Transferee agrees that:

          (i) it will not disclose without the prior consent of Transferor (other than to the assignees, participants, proposed assignees, proposed participants, directors, employees, auditors, counsel, agents or affiliates (collectively, the "Transferee Representatives") of Transferee, each of whom shall be informed by Transferee of the confidential nature of Transferor Information (as defined below) and of the terms of this Section 11.07), (A) any financial, business, marketing or strategic information with respect to Transferor which is not otherwise available to the general public and which has been designated in writing by Transferor as "secret" or "confidential" or which has been orally designated by Transferor as confidential which designation is confirmed in writing by Transferor within seven days, (B) the identity of the Obligors of the Receivables and the Unpaid Balances thereof, or (C) any other information regarding Transferor or the Receivables which is furnished by Transferor to Transferee and which is designated by Transferor to Transferee in writing (or orally, confirmed in writing within seven days) as "secret", "confidential" or as not otherwise available to the general public (the information referred to in clauses (A), (B) and (C) is collectively called the "Transferor Information"); provided that Transferee may disclose any such Transferor Information as may be required or requested by or to any municipal, state, federal or other regulatory body having or claiming to have jurisdiction over Transferee or in order to comply with any law, order, regulation or ruling applicable to Transferee;

          (ii) except as set forth above, it will use Transferor
     Information solely for the purpose of evaluating, administering and enforcing the transactions contemplated by the Agreement Documents and making any necessary business judgments with respect thereto; and

          (iii) upon reduction of each Carryforward Amount to zero or cancellation thereof and final payment in full of all the Transferred Receivables and all Obligations, it will, upon demand, return (and cause each of the Transferee Representatives to return) to Transferor all documents or other written material received from Transferor in connection with clause (b)(i) above and all copies thereof made by Transferee which contain Transferor Information, provided, that Transferee may keep such materials, subject to the confidentiality provisions hereof, as required by applicable law or regulation.

     (c) This Section 11.07 shall be inoperative as to such portions of the Information or Transferor Information (as applicable) which are or become generally available to the public or to a party to this Agreement on a nonconfidential basis or were known to a party to this Agreement on a nonconfidential basis prior to its disclosure by a party to this Agreement.

     (d) In the event that Transferor or anyone to whom Transferor or any of Transferor Representatives transmits the Information is requested or becomes legally compelled (by interrogatories, requests for information or documents, subpoena, civil investigation demand or similar process) to disclose any of the Information, Transferor will provide Transferee with prompt written notice so that Transferee may seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this Section 11.07. In the event that such protective order or other remedy is not obtained, or Transferee waives compliance with the provisions of this Section 11.07, Transferor will furnish only that portion of the Information which is legally required to be furnished and will exercise its best efforts to obtain reliable assurance that confidential treatment will be accorded the Information.

     (e)  This Section 11.07 shall survive termination of this Agreement.

     SECTION 11.08 Release. At such time as each Carryforward Amount shall have been reduced to zero or cancelled by Transferee, all Transferred Receivables and all Obligations that have ever been outstanding hereunder shall have been finally and fully paid and performed and the Facility shall have been terminated, Transferee shall promptly execute and deliver, at Transferor's request and expense, all UCC termination statements and other documents that Transferor may reasonably request to evidence the termination of Transferee's interest in the Transferred Assets.

     SECTION 11.09 Severability of Provisions. If any covenants, agreements, provisions or terms of any Agreement Document shall for any reason whatsoever be held invalid, then such covenants, agreements, provisions or terms shall be deemed severable and shall in no way affect the validity or enforceability of the other provisions of or any Agreement Document.

     SECTION 11.10 Conflict in Agreement Documents. If there is any conflict between this Agreement and any other Agreement Document, this Agreement and such other Agreement Document shall be interpreted, if possible, so as to avoid or minimize such conflict but, to the extent (and only to the extent) of such conflict, this Agreement shall prevail and control.

     SECTION 11.11 Legal Representation of Parties. This Agreement and the other Agreement Documents were negotiated by the parties with the benefit of legal representation and any rule of construction or interpretation otherwise requiring this Agreement or any other Agreement Document to be construed or interpreted against any party shall not apply to any construction or interpretation hereof or thereof. Without limiting the generality of the foregoing, Transferor acknowledges that it has made an independent determination to enter into the transactions contemplated by the Agreement Documents and has not relied on any representation or other assurance by or on behalf of Transferee regarding any legal, tax, accounting or other treatment or effect of such transactions.

     SECTION 11.12 Recording. Transferor understands and agrees that Transferee in its sole discretion may record, on tape or otherwise, any telephone conversation between Transferor and Transferee. Transferor hereby agrees and consents to such tape recording and waives any right Transferor may have to object to the admissibility into evidence of such recording in any legal proceeding between Transferor and Transferee or in any other proceeding to which Transferor is a party or in which Transferee's records are subpoenaed. Transferee shall not be required to transcribe such recordings or maintain such recordings or any transcripts thereof.

     SECTION 11.13 Judgments. To the extent permitted by applicable law, if any judgment or order expressed in any currency other than Dollars is rendered (i) for the payment of any amount owing in respect of this Agreement, or (ii) in respect of a judgment or order of another court for the payment of any such amount, the party seeking recovery, after recovery in full of the aggregate amount to which such party is entitled pursuant to the judgment or order, will be entitled to receive immediately from the other party the amount of any shortfall of the Dollars received by such party as a consequence of sums paid in such other currency and will refund promptly to the other party any excess of the Dollars received by such party as a consequence of sums paid in such other currency if such shortfall or such excess arises or results from any variation between the rate of exchange at which Dollars are converted into the currency of the judgment or order for the purposes of such judgment or order and the rate of exchange at which such party is able, acting in a reasonable manner and in good faith in converting the currency received into Dollars, to purchase Dollars with the amount of the currency of the judgment or order actually received by such party. The term "rate of exchange" includes, without limitation, any premiums and costs of exchange payable in connection with the purchase of or conversion into Dollars.

     SECTION 11.14 Submission to Jurisdiction. TRANSFEROR (IN ITS CAPACITIES AS TRANSFEROR AND AS INITIAL SERVICING AGENT) HEREBY IRREVOCABLY SUBMITS TO THE JURISDICTION OF ANY CALIFORNIA STATE OR FEDERAL COURT SITTING IN SAN FRANCISCO, CALIFORNIA OVER ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO ANY AGREEMENT DOCUMENT, AND HEREBY (A) IRREVOCABLY AGREES THAT ALL CLAIMS IN RESPECT OF SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH CALIFORNIA STATE OR FEDERAL COURT; AND
(B) IRREVOCABLY WAIVES, TO THE FULLEST EXTENT IT MAY EFFECTIVELY DO SO, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING.

     SECTION 11.15 Integration. The Agreement Documents contain a final and complete integration of all prior expressions by the parties hereto with respect to the subject matter hereof and thereof and shall together constitute the entire agreement among the parties hereto with respect to the subject matter hereof and thereof, superseding all prior oral or written understandings.

     SECTION 11.16 Waiver of Jury Trial. TRANSFEROR (IN ITS CAPACITIES AS TRANSFEROR AND AS INITIAL SERVICING AGENT) AND TRANSFEREE EACH HEREBY EXPRESSLY WAIVES ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING TO ENFORCE OR DEFEND ANY RIGHTS UNDER ANY AGREEMENT DOCUMENT OR UNDER ANY AMENDMENT, INSTRUMENT OR DOCUMENT DELIVERED OR WHICH MAY BE DELIVERED IN THE FUTURE IN CONNECTION HEREWITH OR THEREWITH OR ARISING FROM OR RELATING TO ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN), ACTIONS OF EITHER OF THE PARTIES HERETO OR ANY RELATIONSHIP EXISTING IN CONNECTION WITH ANY AGREEMENT DOCUMENT, AND EACH OF THEM AGREES THAT ANY SUCH ACTION OR PROCEEDING SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY.


          IN WITNESS WHEREOF, Transferor and Transferee have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.


                         STORAGE TECHNOLOGY CORPORATION
                              as Transferor and as initial Servicing Agent


                         By /s/ Mark D. McGregor
                         ---------------------------------------
                           Title:  Vice President and Treasurer

                         2270 South 88th Street
                         Louisville, Colorado  80028-4308
                         Facsimile No.:  (303) 673-2837
                         Attention:  Treasurer




                         BANK OF AMERICA NATIONAL TRUST AND SAVINGS
                         ASSOCIATION,
                              as Transferee


                         By /s/ Kevin McMahon
                         ---------------------------------------
                            Title:  Vice President

                         555 California Street, 41st Floor
                         San Francisco, California 94104
                         Attention: Kevin McMahon
                         Facsimile No.: (415) 622-2514

                         EURODOLLAR OFFICE

                         Global Payment Operations
                         Domestic Account Administration, #5693
                         1850 Gateway Boulevard, 4th Floor
                         Concord, California  94520
                         Attention:  Denise Robertson
                         Facsimile No.: (510) 675-7531

                         All Notices pursuant to the Agreement other than notices pursuant to Sections 1.02(b), 1.02(c), and 1.02(e), will be sent to Transferee at both of the above addresses.

                         NOTICES PURSUANT TO SECTIONS 1.02(B),
                         1.02(C), 1.02(E), 1.06 AND 1.08 WILL BE SENT
                         TO TRANSFEREE AT:

                         555 California Street, 10th Floor
                         San Francisco, California  94104
                         Attention:  Mike Bernal
                         Facsimile No.: (415) 622-0361

                           SCHEDULE I

                          DEFINITIONS

     "Adverse Claim" means any lien, security interest, charge, encumbrance or right or claim of any Person, or any contractual provision restricting the transfer of any Receivables hereunder, but excluding any of the foregoing that arise under any Agreement Document in favor of Transferee or any other Indemnified Party.

     "Affected Party" means Transferee and any Person to whom Transferee has assigned an interest in Transferee's rights under the Agreement.

     "Affiliate" means, as to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with, such Person.

     "Agreement" is defined in the Preamble.

     "Agreement Documents" means this Agreement, each Supplement, each Assignment Certificate, each Deficiency Certificate, each Amendment and all agreements, instruments, certificates, reports and documents executed and delivered or to be executed and delivered under or in connection with any of the foregoing.

     "Aggregate Net Investment" means at any time an amount equal to the aggregate amounts paid by Transferee to Transferor in respect of Purchase Prices (calculated without giving effect to any discount) for Transferred Receivables which as of such date have not been paid in full.

     "Allocated Purchase Price" is defined in Section 1.02(b)(i)(D).

     "Amendment" is defined in Section 1.07(c).

     "Assignment Certificate" is defined in Section 1.04(d).

     "Bank Credit Agreement" means the Amended and Restated Multicurrency Credit Agreement dated as of September 28, 1994 among Transferor, certain of its Subsidiaries, the banks and financial institutions parties thereto, and Bank of America National Trust and Savings Association, as Agent, Swing Line Bank and Issuing Bank, as amended and supplemented from time to time.

     "BofA" means Bank of America National Trust and Savings Association.

     "Bankruptcy Event" shall be deemed to have occurred with respect to a Person if either:

          (a) a case or other proceeding shall be commenced, without the application or consent of such Person, under any law relating to bankruptcy, insolvency, reorganization, dissolution, winding up or composition or adjustment of debts (each, an "Insolvency Law"), and such case or proceeding shall continue undismissed, or unstayed and in effect, for a period of 60 days; or an order for relief in respect of such Person shall be entered in an involuntary case under an Insolvency Law; or

          (b) such Person shall commence a voluntary case or other proceeding under any Insolvency Law, or shall consent to the appointment of or taking possession by a receiver, liquidator or other similar official for such Person or for any substantial part of its property, or shall make any general assignment for the benefit of creditors.

     "Base Foreign Currency Amount" is defined in Section 1.02(i)(B).

     "Business Day" means a day (a) that is not Saturday or Sunday and on which commercial banks in San Francisco are not authorized or required to be closed for business and (b) that is also a Eurodollar Business Day, if the applicable Business Day relates to the determination of the Eurodollar Rate.

     "Carryforward Amount" is defined in Section 1.03(c).

     "Change in Control" means the occurrence, after the date of this Agreement, of any of the following: (a) any Person or two or more Persons acting in concert acquiring beneficial ownership (within the meaning of Rule 13d-3 of the Securities and Exchange Commission under the Securities Exchange Act of 1934), directly or indirectly, of securities of Transferor (or other securities convertible into such securities) representing 50% or more of the combined voting power of all securities of Transferor entitled to vote in the election of directors; (b) during any period of up to 12 consecutive months, commencing after the Initial Closing Date, individuals who at the beginning of such 12-month period were directors of Transferor ceasing for any reason to constitute a majority of the Board of Directors of Transferor unless the Persons replacing such individuals were nominated by the Board of Directors of Transferor; (c) any Person or two or more Persons acting in concert acquiring by contract or otherwise, or entering into a contract or arrangement that upon consummation will result in its or their acquisition of, or control over, securities of Transferor (or other securities convertible into such securities) representing 50% or more of the combined voting power of all securities of STK entitled to vote in the election of directors; (d) Transferor shall be a party to any merger or consolidation in which Transferor is not a surviving entity or
(e) Transferor shall directly or indirectly transfer, assign, convey or lease, whether in one transaction or in a series of transactions, all or substantially all of its assets, (whether now owned or hereafter acquired) to any other Person or Persons.

     "Change in Control Termination Event" is defined in Section
8.02(e)(i).

     "Collections" means, as to any Receivable, all cash collections and other cash proceeds of such Receivable and all other funds which are deemed to have been received as a Collection pursuant to Section 2.01.

     "Contract" means an agreement or arrangement between Transferor and any Person, pursuant to or under which such Person shall be obligated to make payments to Transferor from time to time.

     "currency" means any currency which is authorized by the laws of any nation to circulate as a medium of exchange in such nation.

     "Debt" of any Person at any date means (a) all obligations, contingent or otherwise, of such Person for borrowed money (whether or not the recourse of the lender is to the whole of the property of such Person or only to a portion thereof), (b) all obligations of such Person evidenced by bonds, notes or other similar instruments, (c) all obligations of such Person in respect of letters of credit or other similar instruments (or reimbursement obligations with respect thereto),
(d) all obligations of such Person to pay the unpaid purchase price of any property or services, (e) all obligations of such Person as lessee under leases which under generally accepted accounting principles would be capitalized, (f) all Debt secured by an Adverse Claim on any property of such Person, whether or not such Debt is assumed by such Person, (g) all Guaranties by such Person, and (h) all net obligations in respect of Hedge Contracts.

     "Defaulted Receivable" means a Receivable which (A) has been written off in whole or in part as a result of non-payment for credit reasons or
(B) the Obligor of which is the subject of a Bankruptcy Event, in each case (i) as of the close of business on the Business Day immediately preceding the Transfer Date for the related Transfer or (ii) at any time thereafter.

     "Deferral Compensation Amount" is defined in Section 1.03(d).

     "Deficiency Certificate" is defined in Section 1.02(f).

     "Determination Date" is defined in Section 1.02(f).

     "Determination Date Exchange Rate" is defined in Section 1.02(c).

     "Discount" is defined in Section 1.04(b).

     "Discount Period" is defined in Section 1.04(b).

     "Dollars" means lawful money of the United States of America.

     "Dollar Equivalent Balance" is defined in Section 1.03(b)(i).

     "Early Termination" is defined in Section 1.08(a).

     "Early Termination Date" is defined in Section 1.08(b)(i).

     "Early Termination Payment" is defined in Section 1.08(b).

     "Eligible Receivable" means, at any time, a Receivable:

          (a) which has been fully earned by performance by Transferor of all of its obligations giving rise thereto and is due and payable no later than the 90th day after the Transfer Date applicable to such Receivable (it being understood that Transferor shall be obligated to pay Transferee the Dollar Equivalent Balance of Transferred Receivables on the applicable Settlement Date whether or not such Transferred Receivable is then due and payable by the Obligor thereof;

          (b) which constitutes an "account" or, if permitted under the Bank Credit Agreement to be transferred hereunder, a "general intangible", both as defined in the California UCC;

          (c) the Obligor of which, unless waived in writing by Transferee, is not the Obligor of any Defaulted Receivables;

          (d)  which is not a Defaulted Receivable;

          (e) with regard to which the warranty in Section 5.01(f) is true and correct;

          (f) the assignment of which (including the transfer of which to Transferee) does not contravene or conflict with (A) any law, rule or regulation or (B) any contractual or other restriction, limitation or encumbrance which has not been waived by all necessary parties;

          (g) which, together with the Contract related thereto, conforms in all material respects with all applicable laws, rules and regulations and with respect to which no party to the Contract related thereto is in violation of any such law, rule or regulation; and

          (h) with respect to which applicable laws, rules and regulations would not require the withholding of taxes from any amounts received by Transferor from Transferee as proceeds of the transfer of such Receivable or from any amounts received by Transferor or Transferee as Collections in respect of such Receivable.

     Receivables that are owed to Transferor, or that have been sold to Transferor, by United States or foreign Subsidiaries of Transferor are Eligible Receivables if they meet all the foregoing criteria.

     "Environmental Law" means any federal, state, local or foreign statute, law, rule, regulation, ordinance, code, duly promulgated policy or rule of common law now or hereafter in effect and in each case as amended, and any judicial or administrative interpretation thereof, including any order, consent decree or judgment, relating to the environment, health, safety or any Hazardous Material.

     "ERISA" means the Employee Retirement Income Security Act of 1974, and any regulations thereunder.

     "ERISA Affiliate" means any Person who for purposes of Title IV of ERISA is a member of Transferor's controlled group, or under common control with Transferor, within the meaning of Section 414 of the Internal Revenue Code.

     "ERISA Event" means (i) the occurrence of a reportable event, within the meaning of Section 4043 of ERISA, unless the 30-day notice requirement with respect thereto has been waived by the PBGC; (ii) the provision by the administrator of any Plan of a notice of intent to terminate such Plan, pursuant to Section 4041(a)(2) of ERISA (including any such notice with respect to a plan amendment referred to in Section 4041(e) of ERISA);
(iii) the cessation of operations at a facility in the circumstances described in Section 4068(f) of ERISA; (iv) the withdrawal by Transferor or an ERISA Affiliate from a Multiple Employer Plan during a plan year for which it was a substantial employer, as defined in Section 4001(a)(2) of ERISA; (v) the failure by Transferor or any ERISA Affiliate to make a payment to a Plan required under Section 302(f)(1) of ERISA; (vi) the adoption of an amendment to a Plan requiring the provision of initial or additional security to such Plan, pursuant to Section 307 of ERISA; or
(vii) the institution by the PBGC of proceedings to terminate a Plan, pursuant to Section 4042 of ERISA, or the occurrence of any event or condition which might constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, a Plan.

     "Eurodollar Business Day" means a Business Day on which dealings in Dollars are carried on in the London eurodollar interbank market.

     "Eurodollar Office" means the office of Transferee designated as such on the signature page of the Agreement, or such other office or Affiliate of Transferee as Transferee may from time to time specify to Transferor.

     "Eurodollar Rate" means, for any period, a rate of interest per annum equal to the rate per annum (rounded upwards to the nearest whole multiple of 1/16 of 1% per annum, if such percentage is not a multiple,) determined by Transferee, at which deposits in Dollars are offered by the Eurodollar Office in London to prime banks in the London interbank market:

          (a) for purposes of calculating the Discount applicable to the Purchase Price or Reduced Purchase Price pursuant to Section 1.04, two Eurodollar Business Days prior to the first day of the Discount Period specified in Section 1.04, for delivery on such first day, for the number of days in the applicable Discount Period or as otherwise specified in Section 1.04, and in an amount equal to the Transferred Receivables Amount; and

          (b)  for purposes of calculating the discount on Early
     Termination Payments pursuant to Section 1.08, on the date on which such payment is made, for a period equal to the number of days until the value date on which such payment is based, as specified in
     Section 1.08, in an amount as specified in such Section.

     "Eurodollar Rate (Reserve Adjusted)" means, for any period, a rate per annum (expressed as a decimal, rounded upward to the nearest whole multiple of 1/100 of 1%, if such percentage is not a multiple) equal to the quotient of:

          (a)  the applicable Eurodollar Rate; divided by

          (b) a percentage equal to 100% minus the maximum reserve percentage (expressed as a decimal, rounded upward to the nearest whole multiple of 1/100 of 1%, if such percentage is not such a multiple) determined by Transferee as applicable on the first Business Day of such period under regulations issued from time to time by the Board of Governors of the Federal Reserve System or any successor.

     "Facility" means Transferee's commitment to acquire Eligible
Receivables and Related Assets on each Transfer Date.

     "Facility Fee" is defined in Section 3.01(a).

     "Facility Limit" means $40,000,000, as such amount may be reduced pursuant to Section 1.06.

     "Federal Funds Rate" means, for any day, the rate set forth in the weekly statistical release designated as H.15(519), or any successor publication, published by the Federal Reserve Bank of New York (including any such successor, "H.15 (519)") on the preceding Business Day opposite the caption "Federal Funds (Effective)"; or, if for any relevant day such rate is not so published on any such preceding Business Day, the rate for such day will be the arithmetic mean as determined by the Transferee of the rates for the last transaction in overnight Federal funds arranged prior to 9:00 a.m. (New York City time) on that day by each of three leading brokers of Federal funds transactions in New York City selected by the Transferee.

     "foreign currency" means any currency other than Dollars.

     "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the accounting profession), or in such other statements by such other entity as may be in general use by significant segments of the U.S. accounting profession, which are applicable to the circumstances.

     "Governmental Authority" means the United States of America, any state or other political subdivision thereof and any entity in the United States of America or any applicable foreign jurisdiction that exercises executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

     "Group" is defined in the definition of "Change of Control".

     "Guaranteed Obligations" is defined in Section 10.01.

     "Guaranty" means any agreement, undertaking or arrangement by which any Person guarantees, endorses, agrees to purchase or otherwise becomes or is contingently liable upon (by direct or indirect agreement, contingent or otherwise, to provide funds for payment, to supply funds to, or otherwise to invest in, a debtor, or otherwise to assure a creditor against loss) the indebtedness, obligation or any other liability of any other Person (other than by endorsements of instruments in the course of collection), or guarantees the payment of dividends or other distributions upon the shares of any other Person.

     "Hazardous Material" means (a) any hazardous substance and toxic substance as such terms are presently defined or used in Section101(14) of the Comprehensive Environmental Response, Compensation, and Liability Act of 1980 (42 U.S.C. Section9601(14)), in 33 U.S.C. Section1251 et seq.
(Clean Water Act), or 15 U.S.C. Section 2601 et seq. (Toxic Substances Control Act), (b) any additional substances or materials that are now or hereafter hazardous or toxic substances under any applicable laws relating to any real property owned or occupied by Transferor or any of its Subsidiaries, and (c) as of any date of determination, any additional substances or materials that are hereafter incorporated in or added to the definition of "hazardous substance" or "toxic substance" for purposes of any Environmental Law.

     "Hedge Contract" means an interest rate swap, cap, floor or collar agreement, currency exchange agreement or similar transaction entered into by Transferor.

     "Indemnified Amounts" is defined in Section 9.01.

     "Indemnified Party" is defined in Section 9.01.

     "Information" is defined in Section 11.07(a)(i).

     "Initial Closing Date" means January 31, 1996.

     "Insolvency Law" is defined in the definition of "Bankruptcy Event".

     "Internal Revenue Code" means the Internal Revenue Code of 1986.

     "Letter of Credit" is defined in Section 4.03(b).

     "LIBOR Fixing Date" is defined in Section 1.02(a)(iii).

     "Material Adverse Effect" means a materially adverse effect on (a) the financial condition, business, assets, operations or prospects of Transferor and its Subsidiaries, taken as a whole; (b) the ability of Transferor or the Servicing Agent to perform its obligations under any Agreement Document; (c) the validity or enforceability of, or collectibility of amounts payable under, any Agreement Document; (d) the status, existence, perfection or priority of Transferee's interest in the Transferred Assets, free of any Adverse Claim; or (e) the performance or value of the Transferred Receivables taken as a whole.

     "Material Subsidiary" means any Subsidiary of the Transferor that at any time either: (a) owns or holds title to 5% or more of the consolidated assets of the Transferor and its consolidated Subsidiaries, or (b) accounts for 5% or more of the consolidated revenue of the Transferor and its consolidated Subsidiaries, in each case as determined in accordance with GAAP.

     "Multiemployer Plan" means a multiemployer plan, as defined in
Section 4001(a)(3) of ERISA, to which Transferor or any ERISA Affiliate is making or accruing an obligation to make contributions, or has within any of the preceding five plan years made or accrued an obligation to make contributions.

     "Multiple Employer Plan" means a single employer plan, as defined in
Section 4001(a)(15) of ERISA, that (i) is maintained for employees of Transferor of any ERISA Affiliate and at least one Person other than Transferor and its ERISA Affiliates or (ii) was so maintained and in respect of which Transferor or an ERISA Affiliate could have liability under Section 4064 or 4069 of ERISA in the event such plan has been or were to be terminated.

     "Obligations" means all obligations of Transferor and the Servicing Agent to Transferee, any assignee of Transferee, any Indemnified Party and their respective successors, permitted transferees and assigns, that arise under or in connection with the Agreement Documents (including under any forward contract entered into or deemed entered into pursuant to Section 1.02(e)), howsoever created, arising or evidenced, whether direct or indirect, absolute or contingent, now or hereafter existing, or due or to become due.

     "Obligor" means a Person obligated to make payments on a Receivable.

     "PBGC" means the Pension Benefit Guaranty Corporation.

     "Person" means an individual, partnership, corporation (including a business trust), joint stock company, trust, unincorporated association, limited liability company, joint venture, government or any agency or political subdivision thereof or any other entity.

     "Plan" means a Single Employer Plan or a Multiple Employer Plan.

     "Pro-Rata Base Foreign Currency Amount" is defined in
Section 1.08(b)(iv)(A).

     "Pro-Rata Purchase Price" is defined in Section 1.08(b)(iv)(B).

     "Purchase Price" means, with respect to each Transfer, the amount designated as the "Purchase Price" to be paid by Transferee on a Transfer Date as specified in the related Supplement.

     "Receivable" means any right to payment from an Obligor, arising from the sale of goods or services or the licensing of intellectual property rights by Transferor in the ordinary course of its business.

     "Records" means all Contracts, purchase orders, invoices and other agreements, documents, books, records and other media for the storage of information (including computer programs, disks and tapes) maintained by Transferor or, if applicable, the Servicing Agent with respect to the Transferred Assets, the related Contracts and/or the related Obligors or that are otherwise necessary or desirable to collect Transferred Assets.

     "Reduced Purchase Price" is defined in Section 1.03(b)(ii).

     "Reduction Fraction" is defined in Section 1.08(b)(iii).

     "Reference Rate" means a fluctuating of interest per annum as shall be in effect from time to time, which rate per annum shall at all times be equal to the higher of:

          (a) the rate of interest most recently announced from time to time by Transferee in San Francisco, California, as its "reference
     rate."   It is a rate set by Transferee based upon various factors
     including Transferee's costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans that may be priced at, above or below such announced rate; and

          (b)  0.50% per annum above the latest Federal Funds Rate.

     "Regulatory Change" means, relative to any Affected Party, (a) any change in (or the adoption, implementation, phase-in or commencement of effectiveness of) any (i) United States federal or state law or foreign law applicable to such Affected Party; (ii) regulation, interpretation, directive, requirement or request (whether or not having the force of law) applicable to such Affected Party of (A) any court or Governmental Authority charged with the interpretation or administration of any law referred to in clause (a)(i) or of (B) any fiscal, monetary or other authority having jurisdiction over such Affected Party; or (iii) GAAP or regulatory accounting principles applicable to such Affected Party and affecting the application to such Affected Party of any law, regulation, interpretation, directive, requirement or request referred to in clause (a)(i) or (a)(ii) above; or (b) any change in the application to such Affected Party of any existing law, regulation, interpretation, directive, requirement, request or accounting principles referred to in clause (a) above.

     "Related Assets" is defined in Section 1.01.

     "Required Dollar Receivables Amount" is defined in Section 1.02(c).

     "Required Foreign Currency Allocation" is defined in Section
1.02(e)(iii)(A).

     "Required L/C Amount" means (A) with respect to any Transfer of Transferred Receivables where Discount is deducted from the Purchase Price or Reduced Purchase Price thereof pursuant to Section 1.04, 100% of the Transferred Receivables Amount thereof, and (B) with respect to any Transfer of Transferred Receivables where the Transferor is obligated to pay yield based on the Reference Rate pursuant to Section 3.03, 102% of the Transferred Receivables Amount thereof.

     "Responsible Officer" means, with respect to any certificate, report or notice to be delivered or given hereunder, unless the context otherwise requires, the president, chief executive officer, chief financial officer, treasurer or assistant treasurer of any Person, and, in addition, in respect of Transferor, the Director of Treasury Operations of Transferor.

     "S&P" means Standard & Poor's Ratings Services.

     "Scheduled Termination Date" is defined in Section 1.07(a).

     "Servicing Agent" is defined in Section 7.01(a).

     "Settlement Date" is defined in Section 1.02(a)(iv).

     "Single Employer Plan" means a single employer plan, as defined in
Section 4001(a)(15) of ERISA, that (i) is maintained for employees of Transferor or an ERISA Affiliate and no Person other than Transferor and its ERISA Affiliates or (ii) was so maintained and in respect of which Transferor or an ERISA Affiliate could have liability under Section 4069 of ERISA in the event such plan has been or were to be terminated.

     "Subrogation Rights" is defined in Section 10.06.

     "Subsidiary" means, with respect to any Person, any other corporation, partnership or other entity which owns, directly or indirectly, more than 50% of the outstanding capital stock or other equity interests (as applicable) having ordinary voting power for the election of directors or equivalent management personnel.

     "Successor Notice" is defined in Section 7.01(a).

     "Successor Servicing Agent" is defined in Section 7.04(f).

     "Supplement" is defined in Section 1.02(b)(i).

     "Surviving Entity" is defined in Section 8.02(e).

     "Taxes" is defined in Section 3.05.

     "Termination Date" is defined in Section 1.07(a).

     "Termination Event" is defined in Section 8.01.

     "Transfer" means Transferee's acquisition of Transferred Assets from Transferor pursuant to Section 1.01.

     "Transfer Date" is defined in Section 1.02(a)(ii).

     "Transfer Exchange Rate" is defined in Section 1.02(e)(iii)(E).

     "Transferee" is defined in the Preamble.

     "Transferee Account" means the segregated account maintained by Transferee in the name of Transferee at Bank of America National Trust and Savings Association specified in Section 2.07.

     "Transferee Representatives" is defined in Section  11.07(b)(i).

     "Transferor" is defined in the Preamble.

     "Transferor Information" is defined in Section 11.07(b)(i).

     "Transferor Matter" is defined in Section 9.02.

     "Transferor Party" is defined in Section 9.02.

     "Transferor Representatives" is defined in Section 11.07(a)(i).

     "Transferred Assets" is defined in Section 1.01.

     "Transferred Receivable" means a Receivable acquired by Transferee from Transferor on a Transfer Date.

     "Transferred Receivables Amount" is defined in Section 1.03(b)(ii).

     "UCC" means the Uniform Commercial Code as from time to time in effect in the applicable jurisdiction or jurisdictions.

     "Unmatured Termination Event" means any event which, with the giving of notice or lapse of time, or both, would become a Termination Event.

     "Unpaid Balance" of any Receivable means at any time the unpaid amount thereof as shown on the books and records of (a) prior to any Transfer of such Receivable, Transferor, and (b) thereafter, Transferee, or, if applicable, the Servicing Agent, in each case calculated in accordance with GAAP and net of any applicable reserves on Transferor or the applicable Person's books and records.

     "Withdrawal Liability" has the meaning given to such term under Part I of Subtitle E of Title IV of ERISA.